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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DUKE ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

March 17, 2011
Dear Shareholder:

            I am pleased to invite you to our annual meeting to be held on Thursday, May 5, 2011, in the O. J. Miller Auditorium located at our Charlotte headquarters.

            As explained in the enclosed proxy statement, at this year's meeting you will be asked to vote for the election of directors, to ratify the selection of the independent public accountant, to make an advisory vote on executive compensation, to make an advisory vote on the frequency of an advisory vote on executive compensation, to vote on three shareholder proposals and to consider any other business that may properly come before the meeting.

            Later in the year, we will be sending you materials in which you will be asked to vote on several items requiring the approval of our shareholders in connection with our proposed merger with Progress Energy. This proxy statement relates solely to the annual business of Duke Energy.

            It is important that all Duke Energy shareholders, regardless of the number of shares owned, participate in the affairs of the Company. At Duke Energy's last annual meeting, in May 2010, approximately 83 percent of Duke Energy's shares were represented in person or by proxy.

            This year we will again be using the Securities and Exchange Commission ("SEC") rule that allows us to provide our proxy materials to our shareholders over the internet. By doing so, most of our shareholders will only receive a notice containing instructions on how to access the proxy materials over the internet and vote online, by telephone or by mail. If you would still like to request paper copies of the proxy materials, you may follow the instructions on the notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically in the future by following the instructions contained in this proxy statement. By delivering proxy materials electronically, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

            Even if you plan to attend this year's meeting, it is a good idea to vote your shares now, before the meeting, in the event your plans change. This notice and proxy statement contains instructions on how you can vote your shares over the internet, by telephone or by mail. Whether you choose to vote by mail, telephone or internet, your response is greatly appreciated.

            We hope you will find it possible to attend this year's annual meeting, and thank you for your continued interest in Duke Energy.

Sincerely,

James E. Rogers Chairman, President and Chief Executive Officer

Duke Energy Corporation
526 South Church Street
Charlotte, NC 28202-1802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 5, 2011

March 17, 2011

            We will convene the annual meeting of shareholders of Duke Energy Corporation on Thursday, May 5, 2011, at 10:00 a.m. in the O. J. Miller Auditorium located at our Charlotte headquarters at 526 South Church Street in Charlotte, North Carolina.

            The purpose of the annual meeting is to consider and take action on the following:

    1.
    Election of directors;

    2.
    Ratification of Deloitte & Touche LLP as Duke Energy's independent public accountant for 2011;

    3.
    Advisory vote on executive compensation;

    4.
    Advisory vote on the frequency of an advisory vote on executive compensation;

    5.
    A shareholder proposal relating to preparation of a report on Duke Energy's global warming-related lobbying activities;

    6.
    A shareholder proposal regarding the issuance of a report on the financial risks of continued reliance on coal;

    7.
    A shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors; and

    8.
    Any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

            Shareholders of record as of the close of business on March 10, 2011, are entitled to vote at the annual meeting. It is important that your shares be represented at this meeting.

            Whether or not you expect to be present at the annual meeting, please vote by marking, dating and signing the proxy card and returning it to us. You may also vote by telephone or internet. Please follow the voting instructions that are included on your proxy card. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

By order of the Board of Directors,

Marc E. Manly Group Executive, Chief Legal Officer and Corporate Secretary

This proxy statement was first made available to shareholders on or about March 17, 2011.

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	On what am I voting?
A:	•	Election of directors;
	•	Ratification of Deloitte & Touche LLP ("Deloitte") as Duke Energy Corporation's ("Duke Energy" or the "Company") independent public accountant for 2011;
	•	Advisory vote on executive compensation;
	•	Advisory vote on the frequency of an advisory vote on executive compensation;
	•	A shareholder proposal relating to preparation of a report on Duke Energy's global warming-related lobbying activities;
	•	A shareholder proposal relating to the issuance of a report on the financial risks of continued reliance on coal; and
	•	A shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors.
Q:	Who can vote?
A:
Holders of Duke Energy's common stock as of the close of business on the record date, March 10, 2011, are entitled to vote, either in person or by proxy, at the annual meeting. Each share of Duke Energy common stock has one vote.
Q:	How do I vote?
A:	By Proxy—Before the annual meeting, you can give a proxy to vote your shares of Duke Energy common stock in one of the following ways:
	•	by telephone;
	•	by internet; or
	•	by completing and signing your proxy card and mailing it in time to be received prior to the annual meeting.

The telephone and internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or internet, please follow the instructions that are included on your notice.

If you mail us your properly completed and signed proxy card, or vote by telephone or internet, your shares of Duke Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:
	•	FOR the election of all nominees for director;
	•	FOR the ratification of Deloitte as Duke Energy's independent public accountant for 2011;
	•	FOR the approval of executive compensation;
	•	FOR the option of every one year as the preferred frequency for holding an advisory vote on executive compensation;
	•	AGAINST the shareholder proposal relating to preparation of a report on Duke Energy's global warming-related lobbying activities;
	•	AGAINST the shareholder proposal regarding the issuance of a report on the financial risks of continued reliance on coal; and
	•	AGAINST the shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors.

We do not expect that any other matters will be brought before the annual meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the annual meeting. If an issue should arise for vote at the annual meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the annual meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 10, 2011.
Q:	May I change or revoke my vote?
A:	Yes. You may change your vote or revoke your proxy at any time prior to the annual meeting by:
	•	notifying Duke Energy's Corporate Secretary in writing that you are revoking your proxy;
	•	providing another signed proxy that is dated after the proxy you wish to revoke;
	•	using the telephone or internet voting procedures; or
	•	attending the annual meeting and voting in person.

Q:	Will my shares be voted if I do not provide my proxy?
A:
It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the meeting.

Brokerage firms generally have the authority to vote customers' unvoted shares on certain "routine" matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of Deloitte as Duke Energy's independent public accountant for 2011 if you do not timely provide your proxy because this matter is considered "routine" under the applicable rules. The other items are not considered "routine" and therefore may not be voted by your broker without instruction.
Q:
As a participant in the Duke Energy Retirement Savings Plan, the Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (Midwest) or the Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (IBEW 1393), how do I vote shares held in my plan account?
A:
If you are a participant in any of these plans, you have the right to provide voting directions to the plan trustee, by submitting your proxy card, for those shares of Duke Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Duke Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants' voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the annual meeting, you are urged to deliver your instructions no later than April 29, 2011.
Q:	What constitutes a quorum?
A:
As of the record date, 1,331,086,471 shares of Duke Energy common stock were issued and outstanding and entitled to vote at the annual meeting. In order to conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or on the internet, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange ("NYSE") listing standards, does not have discretionary authority to vote on a matter.

Q:	What vote is needed to approve the matters submitted?
A:
Directors are elected by a plurality of the votes cast at the meeting, subject to the Board of Directors' policy regarding resignations for directors who do not receive a majority of "FOR" votes. "Plurality" means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting is required to approve the ratification of Deloitte as Duke Energy's independent public accountant for 2011, the advisory vote on executive compensation, and each of the three shareholder proposals. In tabulating the vote on any of these matters other than the election of directors, abstentions will have the same effect as votes against the matter and shares that are the subject of a broker "non-vote" will be deemed absent and will have no effect on the outcome of the vote.

For the advisory vote on the frequency of an advisory vote on executive compensation, the frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will therefore have no effect on such vote.
Q:	Who conducts the proxy solicitation and how much will it cost?
A:
Duke Energy is requesting your proxy for the annual meeting and will pay all the costs of requesting shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and request proxies. Georgeson's fee for these services is $21,000, plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, fax or other means. We can use directors, officers and other employees of Duke Energy to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors

            The Board of Directors of Duke Energy has nominated the following 11 candidates to serve on the Board. We have a declassified Board of Directors, which means all of the directors are voted on every year at the annual meeting.

            If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve. The Corporate Governance Committee, comprised of only independent directors, has recommended each of the current directors as nominees for directors and the Board of Directors has approved their nomination for election:

William Barnet, III
Director of Duke Energy or its predecessor companies since 2005
Chairman, President and Chief Executive Officer
The Barnet Company Inc. and Barnet Development Corporation
Age 68

Mr. Barnet has served as Chairman, President and CEO of The Barnet Company Inc. since 2001 and Barnet Development Corporation since 1990. Both companies are real estate and investment firms. Mr. Barnet served two terms as mayor of Spartanburg, S.C. and is a former director of Bank of America. In March 2006, Mr. Barnet was named as a Trustee of the Duke Endowment.

Mr. Barnet's qualifications for election include his management experience, his understanding of Duke Energy's South Carolina service territory, and his knowledge of finance and risk management.

G. Alex Bernhardt, Sr.
Director of Duke Energy or its predecessor companies since 1991
Chairman and CEO
Bernhardt Furniture Company
Age 67

Mr. Bernhardt has been associated with Bernhardt Furniture Company, a furniture manufacturer, since 1965. He was named President and a director in 1976 and became Chairman and CEO in 1996. Mr. Bernhardt is a director of Communities In Schools and the North Carolina Nature Conservancy.

Mr. Bernhardt's qualifications for election include his management experience and his knowledge and understanding of industry in Duke Energy's North Carolina service territory.

Michael G. Browning
Director of Duke Energy or its predecessor companies since 1990
Chairman and President
Browning Investments, Inc.
Age 64

Mr. Browning has been Chairman and President of Browning Investments, Inc., a real estate development firm, since 1981. He also serves as owner, general partner or managing member of various real estate entities. Mr. Browning is a former director of Standard Management Corporation, Conseco, Inc. and Indiana Financial Corporation.

Mr. Browning's qualifications for election include his management experience, and his knowledge and understanding of Duke Energy's midwest service territory. Mr. Browning's financial and investment background adds a valuable perspective to the Board and its committees.

Daniel R. DiMicco
Director of Duke Energy or its predecessor companies since 2007
Chairman, President and Chief Executive Officer
Nucor Corporation
Age 60

Mr. DiMicco has served as President and Chief Executive Officer of Nucor Corporation, a steel company, since 2000. He has been a member of the Nucor Board of Directors since 2000 and has served as its Chairman since 2006. Mr. DiMicco is a former chair of the American Iron and Steel Institute.

Mr. DiMicco's qualifications for election include his management experience, including Chief Executive Officer of a Fortune 500 company and successfully operating a company serving many constituencies. In addition, Mr. DiMicco's experience as Chief Executive Officer of a large industrial corporation provides a valuable perspective on Duke Energy's industrial customer class.

John H. Forsgren
Director of Duke Energy or its predecessor companies since 2009
Retired Vice Chairman, Executive Vice President and Chief Financial Officer
Northeast Utilities
Age 64

Mr. Forsgren was Vice Chairman, Executive Vice President and Chief Financial Officer of Northeast Utilities from 1996 until his retirement in 2004. Mr. Forsgren also is currently a director of The Phoenix Companies, Inc. and of several privately held companies. He is a former director of CuraGen Corporation and Neon Communications Group, Inc.

Mr. Forsgren's qualifications for election include his management and financial experience as Vice Chairman and Chief Financial Officer of a large utility company, and his extensive knowledge of the energy industry and insight on renewable energy.

Ann Maynard Gray
Director of Duke Energy or its predecessor companies since 1994
Former Vice President, ABC, Inc. and
Former President, Diversified Publishing Group of ABC, Inc.
Age 65

Ms. Gray was President, Diversified Publishing Group of ABC, Inc., a television, radio and publishing company, from 1991 until 1997, and was a Corporate Vice President of ABC, Inc. and its predecessors from 1979 to 1998. Ms. Gray is currently a director of The Phoenix Companies, Inc. and a former director of Elan Corporation, plc.

Ms. Gray's qualifications for election include her business experience, both from a management perspective and as a result of her experience as a director at several public companies. Ms. Gray's public company experience has also given her in-depth knowledge of governance principles which she utilizes on a variety of matters, including, among other things, succession planning, executive compensation and corporate governance.

James H. Hance, Jr.
Director of Duke Energy or its predecessor companies since 2005
Retired Vice Chairman and Chief Financial Officer
Bank of America Corporation
Age 66

Mr. Hance was Vice Chairman of Bank of America from 1994 until his retirement in 2005 and served as Chief Financial Officer from 1988 to 2004. Since retiring in 2005, Mr. Hance has served as a director for various public companies, including Duke Energy Corporation. Mr. Hance is a certified public accountant and spent 17 years with Price Waterhouse (now PricewaterhouseCoopers LLP). He is currently a director of Sprint Nextel Corporation, Cousins Properties Incorporated, Morgan Stanley and Ford Motor Company and a former director of Bank of America, Rayonier Inc. and EnPro Industries, Inc. Mr. Hance also serves as a Senior Advisor to the Carlyle Group.

Mr. Hance's qualifications for election include his management and financial experience as Vice Chairman and Chief Financial Officer of one of our nation's largest financial institutions, his broad background as a director of a number of large financial and industrial corporations, and his expertise in finance.

E. James Reinsch
Director of Duke Energy or its predecessor companies since 2009
Retired Senior Vice President and Partner
Bechtel Group
Age 67

Mr. Reinsch was Senior Vice President and Partner of Bechtel Group from 2003 to 2008 and past president of Bechtel Nuclear from 2000 until his retirement in 2009. He has served on the boards of several international nuclear energy organizations, including the International Nuclear Energy Academy. He has also served on the U.S. Department of Energy's Hydrogen and Fuel Cell Technical Advisory Committee.

Mr. Reinsch's qualifications for election include his management experience and extensive knowledge of the nuclear industry and construction business.

James T. Rhodes
Director of Duke Energy or its predecessor companies since 2001
Retired Chairman, President and Chief Executive Officer
Institute of Nuclear Power Operations
Age 69

Dr. Rhodes was Chairman and CEO of the Institute of Nuclear Power Operations, a nonprofit corporation promoting safety, reliability and excellence in nuclear plant operation, from 1998 to 1999 and Chairman, President and CEO from 1999 until his retirement in 2001. He served as President and CEO of Virginia Electric & Power Company, a subsidiary of Dominion Resources, Inc., from 1989 until 1997. Dr. Rhodes is a former member of the Advisory Council for the Electric Power Research Institute.

Dr. Rhodes' qualifications for election include his management experience as Chief Executive Officer of a large non-profit organization in the energy industry, as well as his in-depth knowledge of the energy and nuclear industry.

James E. Rogers
Director of Duke Energy or its predecessor companies since 1988
Chairman, President and Chief Executive Officer
Duke Energy Corporation
Age 63

Mr. Rogers has served as President, CEO and a member of the Board of Directors of Duke Energy since its merger with Cinergy Corp. in 2006 and has served as Chairman since 2007. Mr. Rogers was Chairman and CEO of Cinergy Corp. from 1994 until its merger with Duke Energy. He was formerly Chairman, President and CEO of PSI Energy, Inc. from 1988 until 1994. Mr. Rogers is currently a director of Applied Materials, Inc. and CIGNA Corporation and a former director of Fifth Third Bancorp.

Mr. Rogers' qualifications for election include his 22 years as Chief Executive Officer of a utility company, and his expertise in the energy industry, the affairs of the Company and its businesses.

Philip R. Sharp
Director of Duke Energy or its predecessor companies since 2007
President
Resources for the Future
Age 68

Dr. Sharp has served as President of Resources for the Future since 2005. He joined Duke Energy's Board of Directors in 2007, having previously served on the board of directors of one of its predecessor companies from 1995 to 2006. Dr. Sharp was a member of Congress from Indiana for 20 years, serving on the House Energy and Commerce Committee. He is a member of the Blue Ribbon Commission on America's Nuclear Future, and he currently serves as Congressional Chair of the non-profit National Commission on Energy Policy.

Dr. Sharp's qualifications for election include broad experience in government, including regulatory and legislative processes, as well as his understanding of governmental relations, public policy and the energy industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

INFORMATION ON THE BOARD OF DIRECTORS

Board of Directors' Leadership Structure and Meeting Attendance

            The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including having an independent lead director with the following responsibilities: (i) leading, in conjunction with the Corporate Governance Committee, the process for review of the Chief Executive Officer and Board, (ii) presiding at Board of Directors' meetings when the Chairman is not present, (iii) presiding at executive sessions of the non-management directors, (iv) assisting in the setting of the Board of Directors' meeting agendas with the Chairman, and (v) serving as a liaison between the independent directors and the Chairman and the Chief Executive Officer. Ms. Gray was appointed by the Board of Directors as lead independent director on April 4, 2006.

            The Board of Directors of Duke Energy met 11 times during 2010, and has met 3 times so far in 2011. No director attended less than 75 percent of the total of the Board of Directors' meetings and the meetings of the committees upon which he or she served. Directors are encouraged to attend the annual meeting of shareholders. All members of the Board of Directors attended Duke Energy's last annual meeting of shareholders on May 6, 2010.

Risk Oversight

            The Board is actively involved in the oversight of risks that could affect Duke Energy. This oversight is conducted primarily through the Finance and Risk Management Committee of the Board but also through the other committees of the Board, as appropriate. See below for descriptions of each of the committees. The Board and its committees, including the Finance and Risk Management Committee, satisfy this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Duke Energy.

Independence of Directors

            The Board of Directors may determine a director to be independent if the Board of Directors has affirmatively determined that the director has no material relationship with Duke Energy or its subsidiaries (references in this proxy statement to Duke Energy's subsidiaries shall mean its consolidated subsidiaries), either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Duke Energy or its subsidiaries. Independence determinations are generally made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board of Directors in the interim, at such time.

            The Board of Directors has determined that none of the directors, other than Mr. Rogers, has a material relationship with Duke Energy or its subsidiaries, and all are, therefore, independent under the listing standards of the NYSE and the rules and regulations of the SEC. In arriving at this determination, the Board of Directors considered all transactions and the materiality of any relationship with Duke Energy and its subsidiaries in light of all facts and circumstances.

            The Board also considers its Standards for Assessing Director Independence which set forth certain relationships between Duke Energy and directors and their immediate family members, or affiliated entities, that the Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director's independence. In the event a director has a relationship with Duke Energy that is not addressed in the Standards for Assessing Director Independence, the independent members of the Board determine whether such relationship is material. For Mr. DiMicco, the Board considered his position at Nucor Corporation ("Nucor") and its relationship with Duke Energy Indiana, Inc. ("Duke Energy Indiana") as Nucor's electric service provider to one of its plants located in the Duke Energy Indiana service territory. See Related Person Transactions on page 83 for further information. This relationship was deemed not to impair Mr. DiMicco's independence as the amount received by Duke Energy in each of the last three years is less than 2% of Nucor's consolidated gross revenues, which is the threshold that could impair independence under the rules of the NYSE and our Standards for Assessing Director Independence. In addition to these relationships, the Board considered that Duke Energy in the ordinary course of business purchases products and services from, or provides electric service to, companies at which some of our directors are officers.

Board of Directors' Committees

            The Board of Directors has the five standing committees described below:

  •
  Audit Committee Overview

    The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Duke Energy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Duke Energy and its subsidiaries, and makes reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Duke Energy by its independent public accountants. Pursuant to this responsibility, the Audit Committee adopted the policy on Engaging the Independent Auditor for Services, which provides that the Audit Committee will establish detailed services and related fee levels that may be provided by the independent public accountants and review such policy annually. See page 21 for additional information on the Audit Committee's pre-approval policy.

    The Board of Directors has determined that Mr. Browning is an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K. See page 6 for a description of his business experience.

    This committee met 9 times in 2010 and has met 2 times so far in 2011. During 2010 and currently, the Audit Committee was comprised of Mr. Browning (Chair), Mr. Bernhardt, Mr. Forsgren, Dr. Rhodes and Dr. Sharp. Each of these members has been determined to be "independent" within the meaning of the NYSE's listing standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company's categorical standards for independence. In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE's rules and the rules and regulations of the SEC.

  •
  Corporate Governance Committee Overview

    The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors and its committees and recommends potential successors to the Chief Executive Officer. This committee also recommends to the Board of Directors the slate of nominees, including any nominees recommended by shareholders, for director for each year's annual meeting and, when vacancies occur, names of individuals who would make suitable directors of Duke Energy. This committee may engage an external search firm or a third party to identify or evaluate or to assist in identifying or evaluating a potential nominee. The committee also performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board of Directors.

    This committee met 6 times in 2010 and has met 2 times so far in 2011. During 2010 and currently, the Corporate Governance Committee members are Ms. Gray (Chair), Mr. Browning and Mr. DiMicco. Each of these members has been determined to be "independent" within the meaning of the NYSE's listing standards and the Company's categorical standards for independence.

  •
  Compensation Committee Overview

    The Compensation Committee establishes and reviews the overall compensation philosophy, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Duke Energy, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, compensation programs. This committee also makes recommendations to the Board of Directors on compensation for outside directors.

    This committee met 7 times in 2010 and has met 4 times so far in 2011. During 2010, the Compensation Committee was comprised of Mr. Hance (Chair), Mr. DiMicco, Mr. Forsgren, Ms. Gray and Mr. Taft, until his retirement on May 6, 2010. Currently, the members are Mr. Hance (Chair), Mr. DiMicco, Mr. Forsgren, and Ms. Gray. All current members of the Compensation Committee are considered to be "independent" within the meaning of the NYSE's listing standards and the Company's categorical standards for independence, to be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and, other than Mr. DiMicco, to be "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act.

    The Compensation Committee Charter authorizes the Compensation Committee to engage advisors and compensation consultants. The Compensation Committee has engaged Frederic W. Cook & Company, Inc. to report directly to the Compensation Committee as its independent compensation consultant. Frederic W. Cook & Company, Inc. performs such tasks as the Compensation Committee or its Chairman may request. Management's role in the compensation-setting process is to recommend compensation programs and assemble information as requested by the Compensation Committee, which then exercises discretion in its decisions. The compensation consultant has been instructed that it shall provide completely independent advice to the Compensation Committee and is not permitted to provide any services to Duke Energy other than consulting with the Compensation Committee and, with the consent of the Chairman of the Compensation Committee, the compensation consultant may meet with management to discuss strategic issues with respect to executive compensation. The roles of the compensation consultant and management are described in more detail in the Compensation Discussion and Analysis.

  •
  Finance and Risk Management Committee Overview

    The Finance and Risk Management Committee is primarily responsible for the oversight of risk at the Company. This oversight function includes reviews of Duke Energy's financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividends, financing and fiscal policies, and significant transactions. It reviews the financial exposure of Duke Energy, as well as mitigating strategies, reviews Duke Energy's risk exposure as related to overall company portfolio and impact on earnings, and reviews the financial impacts of major projects as well as capital expenditures.

    This committee met 7 times in 2010 and has met 1 time so far in 2011. During 2010, the Finance and Risk Management Committee was comprised of Mr. Barnet (Chair), Mr. Browning, Ms. Gray, Mr. Hance, Mr. Reinsch, and Mr. Taft, until his retirement on May 6, 2010. Currently the members are Mr. Barnet (Chair), Mr. Browning, Ms. Gray, Mr. Hance, and Mr. Reinsch.

  •
  Nuclear Oversight Committee Overview

    The Nuclear Oversight Committee provides oversight of the nuclear safety, operational and financial performance, and long-term plans and strategies of Duke Energy's nuclear power program. The oversight role is one of review, observation and comment and in no way alters management's authority, responsibility or accountability.

    This committee met 4 times in 2010 and has met 1 time so far in 2011. During 2010 and currently, the Nuclear Oversight Committee members are Dr. Rhodes (Chair), Mr. Barnet, Mr. Bernhardt, Mr. Reinsch and Dr. Sharp.

Each committee operates under a written charter adopted by the Board of Directors. The charters are posted on our website at http://www.duke-energy.com/corporate-governance/board-committee-charters.asp.

Board of Directors Committee Membership Roster (as of March 17, 2011)

Name	Audit		Compensation		Corporate Governance		Finance and Risk Management		Nuclear Oversight
William Barnet, III							X	*	X
G. Alex Bernhardt, Sr.	X								X
Michael G. Browning	X	*			X		X
Daniel R. DiMicco			X		X
John H. Forsgren	X		X
Ann Maynard Gray			X		X	*	X
James H. Hance, Jr.			X	*			X
E. James Reinsch							X		X
James T. Rhodes	X								X	*
James E. Rogers
Philip R. Sharp	X								X

*
Committee Chair

Director Compensation

            Annual Retainer and Fees.    During 2010, the retainer and meeting fees paid to our outside directors consisted of:

		Meeting Fees
Type of Fee	Fee (Other Than for Meetings)($)	In-Person Attendance at Meetings Held in Conjunction With a Regular Board of Directors Meeting($)	In-Person Meetings Not Held in Conjunction With a Regular Board of Directors Meeting($)	Telephonic Participation in Meetings($)
Annual Board of Directors Retainer (Cash)	50,000
Annual Board of Directors Retainer (Stock)	100,000
Board of Directors Meeting Fees		2,000	2,500	2,000
Annual Lead Director Retainer	35,000
Annual Audit Committee Chair Retainer	20,000
Annual Chair Retainer (Other Committees)	10,000
Audit Committee Meeting Fees		3,000	2,500	2,000
Nuclear Oversight Committee Meeting Fees		4,000	2,500	2,000
Other Committee Meeting Fees		2,000	2,500	2,000

            Annual Stock Retainer for 2010.    In 2010, each eligible director received the portion of his or her annual retainer that was payable in stock in the form of fully-vested shares granted under the Duke Energy Corporation 2006 Long-Term Incentive Plan. Each director received 6,068 shares of stock.

            Deferral Plans and Stock Purchases.    Directors may elect to receive all or a portion of their annual compensation, consisting of retainers and attendance fees, on a current basis, or defer such compensation under the Duke Energy Corporation Directors' Savings Plan (the "Directors' Savings Plan"). Deferred amounts are credited to an unfunded account for the director's benefit, the balance of which is adjusted for the performance of phantom investment options, including the Duke Energy common stock fund, as elected by the director. Each outside director will receive deferred amounts credited to his or her account generally following termination of his or her service from the Board of Directors, in accordance with his or her distribution elections.

            Charitable Giving Program.    The Duke Energy Foundation, independent of Duke Energy, maintains The Duke Energy Foundation Matching Gifts Program under which directors (and current and retired employees) are eligible for matching contributions of up to $5,000 per director per calendar year to qualifying institutions. In addition, Duke Energy maintains a Directors' Charitable Giving Program. Eligibility for this program has been frozen and only Ms. Gray is eligible. Under this program, Duke Energy will make, upon the director's death, donations of up to $1,000,000 to charitable organizations selected by the director. Ms. Gray may request that donations be made under this program during her lifetime, in which case the maximum donation will be reduced on an actuarially-determined net present value basis. In 2010, no donations were made on behalf of Ms. Gray. Duke Energy maintains a life insurance policy on Ms. Gray to fund donations under this program.

            Expense Reimbursement and Insurance.    Duke Energy provides travel insurance to directors in the amount of $500,000, and reimburses directors for expenses reasonably incurred in connection with attendance and participation at Board of Directors and committee meetings and special functions.

            Gifts.    Duke Energy presented a 2010 holiday gift to each person who was an outside director as of December 31, 2010. Mr. Bernhardt returned his gift to the Company due to the fact that he already owned a similar item. The aggregate cost of the gifts to all directors was $6,712.

            Stock Ownership Guidelines.    Outside directors are subject to stock ownership guidelines, which establish a target level of ownership of Duke Energy common stock (or common stock equivalents). Currently each outside director is required to own shares with a value equal to at least five times the annual Board of Directors cash retainer (i.e., an ownership level of $250,000) or retain 50% of his or her vested annual equity retainer. All outside directors were in compliance with the guidelines as of December 31, 2010.

            The following table describes the compensation earned during 2010 by each individual who served as an outside director during 2010.

 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
William Barnet, III	117,500	100,000	0	5,971	223,471
G. Alex Bernhardt, Sr.	114,000	100,000	11,012	5,225	230,237
Michael G. Browning	146,000	100,000	0	11,266	257,266
Daniel R. DiMicco	99,000	100,000	0	971	199,971
John H. Forsgren	122,500	100,000	0	5,971	228,471
Ann Maynard Gray	171,000	100,000	0	3,471	274,471
James H. Hance, Jr.	117,500	100,000	0	5,971	223,471
E. James Reinsch	105,000	100,000	0	5,971	210,971
James T. Rhodes	132,500	100,000	0	5,671	238,171
Philip R. Sharp	116,000	100,000	0	971	216,971
Dudley S. Taft(1)	37,945	0	0	77	38,022

(1)
Effective May 6, 2010, Mr. Taft retired from the Board of Directors of Duke Energy per the terms of the retirement policy in our Principles for Corporate Governance.

(2)
Messrs. Bernhardt, Browning, DiMicco and Reinsch and Dr. Rhodes elected to defer $114,000; $146,000; $99,000; $54,600; and $66,250, respectively, of their 2010 cash compensation under the Directors' Savings Plan.

(3)
This column reflects the grant date fair value of the stock retainer granted to each eligible director during 2010. The grant date fair value was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 ("Annual Report") for an explanation of the assumptions made in valuing these awards. Messrs. Bernhardt, Browning, DiMicco, Forsgren and Reinsch and Dr. Rhodes elected to defer their 2010 stock retainer of 6,068 Duke Energy shares under the Directors' Savings Plan.

(4)
As of December 31, 2010, the aggregate number of outstanding option awards, covering Duke Energy and Spectra Energy* shares, for each director was as follows:

Name	Duke Energy Stock Options (#)	Spectra Energy Stock Options (#)
William Barnet, III	0	0
G. Alex Bernhardt, Sr.	8,000	4,000
Michael G. Browning	0	0
Daniel R. DiMicco	0	0
John H. Forsgren	0	0
Ann Maynard Gray	8,000	4,000
James H. Hance, Jr.	0	0
E. James Reinsch	0	0
James T. Rhodes	8,000	4,000
Philip R. Sharp	0	0
Dudley S. Taft	0	0

    *Duke Energy spun off its gas businesses effective January 2, 2007, to form Spectra Energy.

(5)
Reflects above-market interest earned on a grandfathered investment fund previously provided under a predecessor plan to the Directors' Savings Plan. Participants can no longer defer compensation into the grandfathered investment fund, but continue to be credited with interest at the fixed rate on amounts previously deferred to such fund.

(6)
As described in the following table, All Other Compensation for 2010 includes a business travel accident insurance premium that was prorated among the directors based on their service on the Duke Energy Board of Directors during 2010, matching gift contributions made by The Duke Energy Foundation in the director's name to charitable organizations, and a holiday gift.

In addition, with respect to Mr. Browning, the amount of All Other Compensation includes the personal use of the corporate aircraft. Regarding use of corporate aircraft, directors are required to reimburse Duke Energy the direct operating costs of any personal travel which has been approved by the CEO. With respect to flights on a leased or chartered airplane, direct operating costs equal the amount that the third party charges Duke Energy for such trip. With respect to flights on the Company-owned airplane, direct operating costs include the amounts permitted by the Federal Aviation Regulations for non-commercial carriers. With permission of the CEO, directors are permitted to invite their spouse to accompany them on business trips when space is available; however, in such events, the director is imputed income in accordance with IRS guidelines.

Name	Personal Use of Airplane ($)	Business Travel Accident Insurance ($)	Matching Charitable Contributions ($)	Holiday Gift ($)	Total ($)
William Barnet, III	0	225	5,000	746	5,971
G. Alex Bernhardt, Sr.	0	225	5,000	0	5,225
Michael G. Browning	5,295	225	5,000	746	11,266
Daniel R. DiMicco	0	225	0	746	971
John H. Forsgren	0	225	5,000	746	5,971
Ann Maynard Gray	0	225	2,500	746	3,471
James H. Hance, Jr.	0	225	5,000	746	5,971
E. James Reinsch	0	225	5,000	746	5,971
James T. Rhodes	0	225	4,700	746	5,671
Philip R. Sharp	0	225	0	746	971
Dudley S. Taft	0	77	0	0	77

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANT FOR 2011

            Representatives of Deloitte are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Information on Deloitte's fees for services rendered in 2010 and 2009 follows:

Type of Fees	FY 2010	FY 2009
Audit Fees(a)	$8,500,000	$8,800,000
Audit-Related Fees(b)	2,100,000	1,750,000
Tax Fees(c)	775,000	400,000
All Other Fees(d)	25,000	100,000

Total Fees	$11,400,000	$11,050,000

(a)
Audit Fees are fees billed, or expected to be billed, by Deloitte for professional services for the audit of Duke Energy's consolidated financial statements included in Duke Energy's annual report on Form 10-K and review of financial statements included in Duke Energy's quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards. Audit fees also include fees billed or expected to be billed by Deloitte for professional services related to internal controls work under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

(b)
Audit-Related Fees are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of Duke Energy's financial statements, including assistance with acquisitions and divestitures, internal control reviews and employee benefit plan audits.

(c)
Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance and professional services related to tax planning and tax strategy.

(d)
All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign languages, accounting training and conferences.

            To safeguard the continued independence of the independent public accountants, the Audit Committee adopted a policy that provides that the independent public accountants are only permitted to provide services to Duke Energy and its subsidiaries that have been pre-approved by the Audit Committee. Pursuant to the policy, detailed audit services, audit-related services, tax services and certain other services have been specifically pre-approved up to certain categorical fee limits. In the event that the cost of any of these services may exceed the pre-approved limits, the Audit Committee must pre-approve the service. All other services that are not prohibited pursuant to the SEC's or other applicable regulatory bodies' rules or regulations must be specifically pre-approved by the Audit Committee. All services performed in 2010 and 2009 for Duke Energy by the independent public accountant were approved by the Audit Committee pursuant to its pre-approval policy.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANT FOR 2011.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

            The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly referred to as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

            In connection with this proposal, the Board of Directors encourages shareholders to review in detail the description of the compensation program for our named executive officers that is set forth in the Compensation Discussion and Analysis section of this proxy statement, as well as the information contained in the compensation tables and narrative discussion in this proxy statement.

            As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results as compared to predetermined measures of success. A significant portion of our named executive officers' total direct compensation is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. We supplement our pay-for-performance program with a number of compensation policies that are aligned with the long-term interests of Duke Energy and its shareholders.

            We are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting "FOR" the following resolution:

    "RESOLVED, that the shareholders of Duke Energy approve, on an advisory basis, the compensation paid to Duke Energy's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in Duke Energy's 2011 proxy statement."

            Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or Duke Energy. The Compensation Committee, however, will review the voting results and will take them into consideration when making future decisions regarding the compensation of our named executive officers.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

            The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that we provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory say-on-pay votes on the compensation of our named executive officers. In particular, we are asking our shareholders to indicate, on a nonbinding, advisory basis, whether they would prefer an advisory say-on-pay vote on the compensation of our named executive officers to occur every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

            Our Board of Directors has determined that an advisory say-on-pay vote on the compensation of our named executive officers that occurs on an annual basis is the most appropriate alternative for Duke Energy. Accordingly, our Board of Directors recommends that the advisory vote on the compensation of our named executive officers occur every year. Our Board of Directors believes that an annual advisory say-on-pay vote will allow our shareholders to provide timely, direct input on Duke Energy's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

            You may cast your vote by choosing the option of one year, two years, three years or abstain from voting in response to the following resolution:

    "RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency for holding an advisory vote on the compensation of Duke Energy's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in the proxy statement, should be every year, every two years or every three years."

            The option (i.e., one year, two years or three years) that receives the highest number of votes cast by shareholders will be considered to be the shareholders' preferred frequency for the advisory vote on the compensation of our named executive officers. Because the vote is advisory, however, it will not be binding on the Board of Directors, the Compensation Committee or Duke Energy. The Board of Directors may decide, in its sole discretion, that it is in the best interests of Duke Energy and its shareholders to hold an advisory say-on-pay vote on the compensation of our named executive officers more or less frequently than the option receiving the most votes cast by our shareholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF EVERY "1 YEAR" AS THE PREFERRED FREQUENCY FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

SHAREHOLDER PROPOSALS

            Proposal 5, Proposal 6 and Proposal 7 are proposals we received from our shareholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The shareholder proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The Board of Directors recommends voting "against" each proposal. We will promptly provide you with the name, address and, to our knowledge, the number of voting securities held by the proponents of the shareholder proposals, upon receiving a written or oral request.

PROPOSAL 5: SHAREHOLDER PROPOSAL RELATING
TO PREPARATION OF A REPORT ON DUKE ENERGY
CORPORATION'S GLOBAL WARMING-RELATED
LOBBYING ACTIVITIES

            Resolved: The shareholder requests the Board of Directors prepare a report disclosing the Company's global warming-related lobbying activities. The report, prepared at a reasonable cost and omitting proprietary information, should be published by November 2011. The report should:

    1.
    Disclose the business associations, coalitions and non-profit organizations the company uses to advance its legislative goals relative to global warming.

    2.
    Disclose the policies and procedures that oversee the company's membership in business associations and coalitions and its interaction with non-profit organizations, including financial support, relative to global warming.

    3.
    Describe the benefit to shareholders from the Company's lobbying activities related to global warming.

Supporting Statement

            As long-term shareholders of Duke Energy, we support transparency and accountability regarding the Company's public policy activities.

            Disclosure surrounding the company's lobbying activities is in the best interest of the company and its shareholders. Absent a system of accountability, company assets could be used in support of public policy objectives that are not in the Company's long-term interest.

            According to the Charlotte Observer (10/9/09), "Duke Energy has spent more than $10 million to lobby Congress since 2008 as electric utilities ratchet up spending to help shape new laws on climate change and other issues."

            CEO Jim Rogers has engaged in a high-profile lobbying effort to promote global warming-related cap-and-trade legislation by testifying in Congress, conducting media interviews, speaking at policy forums and appearing in a TV advertising campaign.

            Duke Energy's support for cap-and-trade has been controversial, in part because economic studies report cap-and-trade would lead to an increase in energy prices, a decrease in economic growth and an increase in unemployment. These could be detrimental to shareholder interests.

            Cap-and-trade could add significant costs to the Company's use of coal.

            The Company has worked with non-profit organizations such as the National Resources Defense Council (NRDC) and Environmental Defense (ED) through its membership in the United States Climate Action Partnership—a lobbying coalition seeking cap-and-trade legislation.

            NRDC and ED oppose coal use. The organizations have challenged Duke Energy's Cliffside coal-fired power plant in court. In response to the Company seeking air pollution permits, a NRDC attorney said in 2008, "Having already violated the law, Duke is now trying to issue itself a get out of jail free card." An official with ED opposed Duke Energy's Cliffside facility, saying in 2008, "It's hard to understand why Duke Energy believes clean air laws don't apply to them."

            Duke Energy's global warming policy has interfered with the Company's relationship with trade associations. The Company ended its membership in the National Association of Manufacturers and the American Coalition for Clean Coal Electricity in part over policy differences on global warming.

            The pending transfer of the U.S. House of Representatives from Democrat to Republican control in January 2011 reduces the likelihood that any cap-and-trade legislation will be adopted by Congress.

            Disclosure of the Company's global warming-related activities will provide the transparency shareholders need to evaluate these public policy activities.

Opposing Statement of the Board of Directors:

Your Board recommends a vote "AGAINST" this proposal for the following reasons:

            The Board of Directors believes this report is unnecessary as it is duplicative of information that Duke Energy already provides on its website.

            There is a growing national consensus that steps should be taken to reduce greenhouse gas emissions. As an energy company, we will be greatly affected by any laws or regulations imposed by state and federal lawmakers, or regulatory bodies, on this issue. We believe it is in the best interest of our shareholders and customers that we participate in these discussions in order to present our views on this important public policy issue. We participate in these discussions through a number of different means, including memberships in trade organizations, organizations focused on the science and research surrounding climate change, organizations whose focus is on the development of alternative energy sources and processes, and organizations whose focus is on addressing the issue of climate change as a whole. Our employees also participate through our voluntary, nonpartisan political action committee, DUKEPAC, which makes contributions to qualified candidates running for office based on, among other things, their positions on public policy issues, such as climate change. The procedure by which contributions are made by Duke Energy and DUKEPAC are disclosed on the Political Participation page of our website at http://www.duke-energy.com/corporate-governance/politicalactivity.asp.

            Accordingly, proponent's request that we disclose our policies and procedures regarding our lobbying activities and business associations and the benefits to our shareholders surrounding such activities are already readily available to the public and our shareholders on our website. Similarly, our business associations and coalitions are provided on our website at http://www.duke-energy.com/environment/affiliations-partnerships.asp. Not only do we disclose our business associations, but we disclose more information than the proponent has requested by listing all DUKEPAC contributions through a link on the Political Participation page of our website.

            Consequently, we believe that preparation of proponent's requested report would be duplicative and an unnecessary waste of Company resources. Indeed, as we review the proponent's supporting statement and based on previous discussions with the proponents, we believe the underlying issue is their disagreement with our public policy position in support of responsible legislation that would provide needed clarity on the country's policies involving greenhouse gas emissions. Although many individuals and organizations may disagree, we believe—and engage in lobbying activities accordingly—that responsible legislation will eliminate uncertainty, is preferable to other solutions under consideration, and is therefore in our shareholders' best interest.

            The proponents submitted an identical proposal for vote at last year's annual meeting and our shareholders rejected the request with approximately 92% of the vote against the proposal.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL RELATING TO PREPARATION OF A REPORT ON DUKE ENERGY CORPORATION'S GLOBAL WARMING-RELATED LOBBYING ACTIVITIES.

PROPOSAL 6: SHAREHOLDER PROPOSAL REGARDING
THE ISSUANCE OF A REPORT ON CONTINUED RELIANCE
ON COAL

            Whereas:

            Electric utility companies that rely on coal face numerous challenges and uncertainty regarding environmental compliance costs, and the cost of carbon capture and storage for coal plants. Declining reserves of high quality central Appalachian coal, unprecedented price increases and coal price-volatility, versus abundant supplies and record low-prices for cleaner burning natural gas, and declining costs for wind and solar energy, make continued reliance on coal increasingly problematic.

            Coal combustion for electricity is a major contributor to air pollution, accounting for one third of the nitrous oxides (NOx), 50% of the mercury, a hazardous air pollutant, and over 36% of the carbon dioxide (CO2) emitted in the U.S. The U.S. Environmental Protection Agency (EPA) is moving, in some cases pursuant to court order, to tighten regulation of the air, water and waste impacts of coal plants. Pending EPA regulations governing storage and disposal of coal combustion wastes will likely increase operating costs for coal plants. Industry analysts (Bernstein Research, Jeffries & Company, Standard & Poor's, Wood Mackenzie) have concluded that the cost of environmental control equipment may make it uneconomic to retrofit some coal plants.

            This unprecedented combination of forces has led Duke Energy, which relies on coal for 62% of its electricity production, to replace some of its older coal plants. The $1.8 billion, 825-megawatt (MW) unit Duke is building in Cliffside, NC, will help replace about 1,000 MW of older, higher-emitting coal units. Nevertheless, even with these and other coal plant closures, by 2030 Duke will still depend on coal for 28% of its energy.

            Although Duke has called for mandatory legislation to cap CO2 emissions, the lack of national climate policy setting limits on these emissions further adds to the economic uncertainty for coal plants.

            Duke's 630-MW coal gasification plant under construction in Edwardsport, IN, could capture 18 percent of its CO2 within four or five years. Capturing the CO2 created when coal is turned into a fuel gas, could add 5 percent to 15 percent of the plant's initial $2.35 billion cost and Duke has sought regulatory approval to study a second step that could capture an additional 40% of the CO2 at a later stage.

            According to some experts, however, "before new methods can be commercialized, projects need three to five years of planning and construction, followed by eight to 10 years of actual pumping from the U.S. Government Accountability Office, states that commercial deployment of carbon capture and storage technology for coal plants, is 10 to 15 years away and "would increase electricity costs by about 30 to 80 percent."

            Resolved:

            Shareowners request that Duke Energy's Board of Directors, at reasonable cost and omitting proprietary information, issue a report by November 2011 on the financial risks of continued reliance on coal contrasted with increased investments in efficiency and cleaner energy, including an assessment of the cumulative costs of environmental compliance for coal plants compared to alternative generating sources.

Opposing Statement of the Board of Directors:

Your Board recommends a vote "AGAINST" this proposal for the following reasons:

            Duke Energy is committed to finding new ways to confront our industry's biggest challenges, including CO2 emissions and other issues associated with coal plants. The risks associated with these issues, financial and otherwise, are examined by our Board and management on a regular basis. As a result, Duke Energy has been very active in investing in new technologies, expanding our use of energy efficiency and providing our customers with low carbon options, such as renewable energy, in order to meet the future energy demands of our customers. We have also been forthcoming on our website and in our public filings about all of the risks associated with the business. Accordingly, the Board of Directors believes this report is unnecessary as it is duplicative of information that Duke Energy already provides.

            Duke Energy has a history of reporting metrics associated with our coal plants and carbon emissions and the associated risks in our annual Sustainability Report. Duke Energy also discloses the material risks related to climate change and carbon change in its Annual Report on Form 10-K filed with the SEC and provided to our shareholders every year. Furthermore, we respond annually to the Carbon Disclosure Project questionnaire which is sent out to thousands of the world's largest organizations.

            A link to both the Sustainability Report and the Carbon Disclosure Project website is provided at http://www.duke-energy.com/environment/reports.asp. Our Investor Response to the Carbon Disclosure Project discloses in detail how the board and our management reviews the risks related to climate change and carbon emissions. It also discusses the financial implications of those risks and the actions the company has taken to manage the associated risks, such as adding to our nuclear capacity, constructing the IGCC unit at Edwardsport, increasing our wind and solar power and instituting various energy efficiency programs.

            Because of the Company's extensive disclosure on the risks associated with our business, including the costs and benefits associated with the alternative fuel sources we have to choose from, we believe that preparation of the proponent's requested report would be duplicative and an unnecessary waste of Company resources.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL REGARDING THE ISSUANCE OF A REPORT ON THE FINANCIAL RISKS OF CONTINUED RELIANCE ON COAL.

PROPOSAL 7: SHAREHOLDER PROPOSAL REGARDING
AN AMENDMENT TO OUR ORGANIZATIONAL DOCUMENTS
TO REQUIRE MAJORITY VOTING FOR THE ELECTION
OF DIRECTORS

            Resolved: That the shareholders of Duke Energy Corporation ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

            Duke Energy's Board of Directors should establish a majority vote standard in director elections to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. Under the company's current plurality vote standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

            Over the past five years, a significant majority of companies in the S&P 500 Index has adopted a majority vote standard in company bylaws, articles of incorporation or charter. These companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. However, Duke Energy has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more "withhold" votes than "for" votes. The plurality vote standard remains in place.

            Duke Energy's Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including American Electric Power, Ameren, Dominion Resources, CenterPoint Energy, Consolidated Edison, Constellation Energy, FPL Group and Exelon have adopted majority voting. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to fashion its director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Duke Energy, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.

Opposing Statement of the Board of Directors:

Your Board recommends a vote "AGAINST" this proposal for the following reasons:

            The Board of Directors agrees that sound corporate governance policies and practices are important to the success of the Company. However, after careful review of the proposal in comparison to our current director election policies, the Board recommends a vote against this proposal at this time for a number of reasons.

            First, the shareholder proposal's characterization of the plurality voting standard, particularly the statement that a director could be elected with a single vote, is simply an unrealistic hypothetical. In the last 4 years since the merger of Duke Energy and Cinergy, no director nominee has received less than approximately 92 percent of the shares voted. As a result, the outcome of director elections in these years would not have been any different under a majority voting standard.

            Not only have our Directors historically received very high levels of support, but we maintain a strong director nomination and election process which identifies and proposes qualified independent director nominees to serve the best interests of the Company and our shareholders. This nomination and election process has resulted in a Board that consists of highly-qualified Directors from diverse backgrounds who, except for our Chairman and CEO, all meet the definition of independence under the NYSE listing standards. Because our shareholders have a history of electing highly-qualified and independent directors using a plurality voting system, a change in the director election process is not necessary to improve our corporate governance. In fact, independent corporate governance agencies have recognized our strong corporate governance structure and initiatives. In 2010, RiskMetrics Group rated our Board Structure as being of Low Concern, their highest rating.

            Second, in 2006, the Board amended our Principles for Corporate Governance to include a director resignation policy in order to address the type of concerns expressed in the proposal. The director resignation policy provides that a nominee for director who fails to receive a greater number of votes "for" his or her election than votes "withheld" from his or her election must tender his or her resignation. The Corporate Governance Committee must then recommend to the Board whether or not to accept such resignation. For further information on this policy, see the Report of the Corporate Governance Committee on page 35. We anticipate that any such resignation would be accepted absent unusual circumstances. Therefore, as a practical matter, the majority voting standard under this proposal and our existing director resignation policy would produce the exact same result—any director nominee who fails to obtain a majority of votes would not serve. Because our current director resignation policy already accomplishes the objective of the shareholder proposal, the adoption of a majority vote standard is unnecessary.

            Finally, the majority vote standard advocated by the proponent is a relatively new practice which could lead to unintended or adverse consequences. For example, this standard could result in an entire slate of nominees being rejected, or an insufficient number of independent directors being elected to satisfy the NYSE listing standards or securities laws' requirements. In such events, we could be incapable of taking important corporate action until the situation was resolved. Given these issues and our history of having a Board that is highly qualified and consistently elected by an overwhelming majority of our shareholders, we do not believe it is in our shareholders' best interest to implement the proponent's voting standard at this time.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTING FOR THE ELECTION OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table indicates the amount of Duke Energy common stock beneficially owned by the current directors, the executive officers listed in the Summary Compensation Table under Executive Compensation (referred to as the named executive officers), and all directors and executive officers as a group as of March 10, 2011.

Name or Identity of Group	Total Shares Beneficially Owned(1)	Percent of Class
William Barnet, III	37,838	*
G. Alex Bernhardt, Sr.	134,457	*
Michael G. Browning	268,756	*
Daniel R. DiMicco	43,724	*
John H. Forsgren	10,795	*
Lynn J. Good	168,265	*
Ann Maynard Gray	95,058	*
James H. Hance, Jr.	82,841	*
Marc E. Manly	124,071	*
E. James Reinsch	25,880	*
James T. Rhodes	72,912	*
James E. Rogers	5,554,726	*
Philip R. Sharp	26,163	*
B. Keith Trent	204,497	*
James L. Turner	385,732	*
Directors and executive officers as a group (19)	7,497,172	*

*
Represents less than 1%.

(1)
Includes the following number of shares with respect to which directors and executive officers have the right to acquire beneficial ownership within sixty days of March 10, 2011: Mr. Barnet — 3,639; Mr. Bernhardt — 122,147; Mr. Browning — 0; Mr. DiMicco — 0; Mr. Forsgren — 0; Ms. Good — 63,667; Ms. Gray — 43,835; Mr. Hance — 0; Mr. Manly — 41,718; Mr. Reinsch — 0; Dr. Rhodes — 42,773; Mr. Rogers — 3,313,761; Dr. Sharp — 0; Mr. Trent — 199,839; Mr. Turner — 161,427; and all directors and executive officers as a group — 4,055,756.

            The following table lists the beneficial owners of 5% or more of Duke Energy's outstanding shares of common stock as of December 31, 2010. This information is based on the most recently available reports filed with the SEC and provided to us by the companies listed.

Name or Identity of Beneficial Owner	Shares of common stock Beneficially Owned(1)	Percentage
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	76,604,172	5.8%

(1)
According to the Schedule 13G filed by Capital World Investors, these shares are beneficially owned as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and Capital World Investors has sole voting power with respect to 42,804,172 shares, zero shares with shared voting power, sole dispositive power with regard to 76,604,172 shares and zero shares with shared dispositive power.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Duke Energy's audited financial statements for the fiscal year ended December 31, 2010.

            The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or "incorporated by reference" in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that Duke Energy specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

            The purpose of the Audit Committee is to assist the Board in its general oversight of Duke Energy's financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website at http://www.duke-energy.com/corporate-governance/board-committee-charters/audit.asp.

            The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte, the Company's independent public accountants. Management is responsible for the preparation, presentation and integrity of Duke Energy's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and, evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States ("GAAP"), as well as expressing an opinion on the effectiveness of internal control over financial reporting.

            The Audit Committee reviewed the Company's audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with GAAP.

            In addition, management completed the documentation, testing and evaluation of Duke Energy's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31,

2010 ("Form 10-K") filed with the SEC, as well as Deloitte's Report of Independent Registered Public Accounting Firm included in the Company's Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedules and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal 2010.

            The Audit Committee has discussed with Deloitte the matters required to be discussed by professional and regulatory requirements, including, but not limited to, the standards of the Public Company Accounting Oversight Board regarding The Auditors' Communications with Those Charged with Governance. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by "Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence" that relates to Deloitte's independence from Duke Energy and its subsidiaries and the Audit Committee has discussed with Deloitte the firm's independence.

            Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended that the audited financial statements be included in Duke Energy's Form 10-K, for filing with the SEC.

Audit Committee
Michael G. Browning (Chair) G. Alex Bernhardt, Sr. John H. Forsgren James T. Rhodes Philip R. Sharp

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

            The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

            We believe that sound corporate governance has three components: (i) Board of Directors' independence, (ii) processes and practices that foster solid decision-making by both management and the Board of Directors, and (iii) balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment. The Corporate Governance Committee's charter is available on our website at http://www.duke-energy.com/corporate-governance/board-committee-charters/corporate-governance.asp and is summarized below.

            Membership.    The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

            Responsibilities.    The Committee's responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board of Directors membership needs and recommending nominees; (iii) recommending to the Board of Directors those directors to be selected for membership on, or removal from, the various Board of Directors' committees and those directors to be designated as chairs of Board of Directors' committees; and (iv) sponsoring and overseeing performance evaluations for the various Board of Directors' committees, the Board of Directors as a whole, and the directors and management, including the Chief Executive Officer.

            Investigations and Evaluations.    The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee's duties and responsibilities, and may retain, at the Company's expense, and in the Committee's sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms, such fees to be borne by the Company. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives

            All of our Board of Directors committee charters, as well as our Principles for Corporate Governance, Code of Business Ethics for Employees and Code of Business Conduct & Ethics for Directors are available on our website at http://www.duke-energy.com/investors/corporate-governance.asp. Any amendments to or waivers from our Code of Business Ethics for executive officers or Code of Business Conduct & Ethics for directors must be approved by the Board and will be posted on our website. During 2010 our Board of Directors held 4 executive sessions with independent directors only.

Director Candidates

            Profile.    We look for the following characteristics in any candidate for nominee to serve on our Board of Directors:

  •
  fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

  •
  a genuine interest in Duke Energy and a recognition that, as a member of the Board of Directors, one is accountable to the shareholders of Duke Energy, not to any particular interest group;

  •
  a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

  •
  diversity among the existing Board members, including racial and ethnic background, gender, experiences, skills and qualifications;

  •
  present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

  •
  no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Duke Energy and its shareholders;

  •
  the ability and willingness to spend the time required to function effectively as a director;

  •
  compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Duke Energy as a director;

  •
  independent opinions and willingness to state them in a constructive manner; and,

  •
  willingness to become a shareholder of Duke Energy (within a reasonable time of election to the Board of Directors).

            Nominees.    The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board of Directors standing for re-election. The Committee will provide the third party, based on surveys of the then-current Board of Directors members and the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee's experiences and skills. In addition, the Committee considers the shareholder-nominee's independence with respect to both the Company and the nominating shareholder. All of the nominees on the proxy card are current members of our Board of Directors and were recommended by the Committee.

            Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to Corporate Governance Committee, c/o Corporate Secretary, Duke Energy Corporation, P.O. Box 1006, Charlotte, NC 28201-1006. The notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

  •
  the name and address of the recommending shareholder(s), and the class and number of shares of capital stock of Duke Energy that are beneficially owned by the recommending shareholder(s);

  •
  a representation that the recommending shareholder(s) is a holder of record of stock of Duke Energy entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

  •
  the name, age, business address and principal occupation and employment of the recommended nominee;

  •
  any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Corporate Governance Committee;

  •
  any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules and Securities and Exchange Commission rules and regulations;

  •
  a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by the recommending shareholder(s);

  •
  a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (2) affirming the recommended nominee's willingness to be a director, and (3) consenting to serve as a director if so elected;

  •
  if the recommending shareholder(s) has beneficially owned more than 5% of Duke Energy's voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

  •
  if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

  •
  all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee's business experience; (2) the class and number of shares of capital stock of Duke Energy, if any, that are beneficially owned by the recommended nominee; and (3) material relationships or transactions, if any, between the recommended nominee and Duke Energy's management.

Resignation Policy

            Our Principles for Corporate Governance set forth our procedures to be followed if a director-nominee is elected, but receives a majority of "withheld" votes. In an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make a recommendation to the Board of Directors with respect to any such letter of resignation. The Board of Directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at http://www.duke-energy.com/corporate-governance/principles.asp.

Communications with Directors

            Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

    Corporate Secretary
    Duke Energy Corporation
    P.O. Box 1006
    Charlotte, NC 28201-1006

            Interested parties can communicate with our lead director by writing to the following address:

    Lead Director
    c/o Corporate Secretary
    Duke Energy Corporation
    P.O. Box 1006
    Charlotte, NC 28201-1006

            Our Corporate Secretary will distribute communications to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Duke Energy Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee
Ann Maynard Gray (Chair) Michael G. Browning Daniel R. DiMicco

 REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Duke Energy has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Duke Energy's Form 10-K and this proxy statement.

Compensation Committee
James H. Hance, Jr. (Chair) Daniel R. DiMicco John H. Forsgren Ann Maynard Gray

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about Duke Energy's compensation objectives and policies for Messrs. Rogers, Turner*, Manly and Trent and Ms. Good (collectively, the "named executive officers") and give context for the numbers and narrative descriptions that follow.

*
Mr. Turner retired from Duke Energy effective December 31, 2010.

    Executive Summary

            The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results as compared to predetermined measures of success. As described below, the variable and equity-based components of our compensation program are the short-term incentives ("STI") and long-term incentives ("LTI").

            A significant portion of our named executive officers' total direct compensation—which consists of base salary, STI and LTI—is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. For example:

  •
  In 2010, 100% of Mr. Rogers' total direct compensation opportunity consisted of stock awards: grants of stock options, phantom shares and performance shares. He did not receive a base salary and did not participate in the STI program, but his 2010 annual performance shares contain the same corporate financial targets that apply to the other named executive officers under the STI Plan, as described below.

  •
  Approximately 74% of the total direct compensation opportunity (assuming target performance) for our other named executive officers was provided in the form of STI opportunities and LTI opportunities (i.e., phantom shares and performance shares).

            The STI and LTI opportunities yield varying levels of compensation depending upon our stock price (and relative total shareholder return) and the extent to which predetermined corporate, operational and individual goals are achieved.

            We supplement our pay for performance program with a number of compensation policies that are aligned with the long-term interests of Duke Energy and its shareholders. For example:

  •
  Stock Ownership Policy.  We maintain aggressive stock ownership guidelines. For Mr. Rogers, the stock ownership guidelines require him to hold a minimum level of Duke Energy shares equal to 10 times the base pay of his highest-paid direct report. For the other named executive officers, the stock ownership guidelines are three times base pay, and for our non-employee directors, the stock ownership guidelines are five times the annual cash retainer.

  •
  Stock Holding Policies.  Each named executive officer is required to hold 50% of all shares acquired under the LTI program (after the payment of any applicable taxes), and 100% of all shares acquired upon the exercise of stock options (after payment of the applicable exercise price and taxes), until the applicable stock ownership requirement is satisfied.

  •
  Clawback Policy.  We maintain a "clawback policy," which would allow us to recover certain incentive compensation that is based on financial results in the event that such results were restated due at least partially to the recipient's fraud or misconduct.

  •
  Double Trigger Benefits.  Our change in control agreements provide benefits only upon a "double trigger," meaning that change in control severance benefits are payable only if our named executive officers incur a qualifying termination of employment (i.e., a voluntary termination for "good reason" or an involuntary termination without "cause") and such termination occurs in connection with a change in control of Duke Energy.

  •
  Executive Severance Plan.  We maintain an Executive Severance Plan in order to provide a consistent approach to executive severance, and to provide eligible employees, including our named executive officers, with certainty and security while they are focusing on their duties and responsibilities. Under this plan, severance benefits are payable only if our named executive officers incur a qualifying termination of employment (i.e., a voluntary termination for "good reason" or an involuntary termination without "cause").

  •
  No Tax Gross-Ups.  We do not provide excise tax gross-ups for severance benefits received by our named executive officers under the change in control agreements or under the Executive Severance Plan.

  •
  Shareholder Approval Policy for Severance Agreements.  We have a policy generally to seek shareholder approval for any future agreements with our named executive officers that provide severance benefits in excess of 2.99 times the executive's annual compensation or that provide for tax gross-ups in connection with a termination event.

Objectives of the Compensation Program

            Our executive compensation program is designed to:

  •
  attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives and key employees of similarly-sized companies and with similar complexity and lines of business, whether within or outside of the utility sector;

  •
  motivate executives and key employees to achieve strong financial and operational performance;

  •
  emphasize performance-based compensation, which balances rewards for short-term and long-term results;

  •
  reward individual performance;

  •
  link the interests of executives with shareholders by providing a significant portion of total compensation in the form of stock-based incentives and requiring target levels of stock ownership; and

  •
  encourage a long-term commitment to Duke Energy.

    Setting Executive Compensation Levels

            The Compensation Committee believes that it is important to consider an executive's accomplishments and performance over a period of several years when making compensation adjustments. As a result, in December 2007, the Compensation Committee implemented a new approach for establishing the compensation of executive officers who report directly to the Chief Executive Officer, including Ms. Good and Messrs. Turner, Manly and Trent. At that time, the Compensation Committee established the levels for each component of the executives' total direct compensation.

            The base salary amounts were intended to remain in effect for a three-year period (i.e., for 2008, 2009 and 2010), unless an earlier adjustment was warranted. It was contemplated that, during the three-year cycle, the Compensation Committee would exercise discretion when establishing each named executive officer's STI and LTI opportunities, which amounts would be determined based on each executive's current role, applicable performance and market compensation data.

            The STI opportunities were established at a level intended to provide total cash compensation (i.e., base salary and STI opportunity) at the market median for individuals in comparable positions and markets in the event of the achievement of target performance and above the market median in the event of outstanding financial, operational and individual results. The LTI opportunities were established above the market median for individuals in comparable positions and markets if target performance is achieved and significant upside opportunity if outstanding results are achieved.

            As part of its executive performance evaluation processes, in February 2010, the Compensation Committee reviewed the total direct compensation levels in light of each executive officer's individual performance. The Compensation Committee focused on skills, experience and other factors, such as developmental and rotational assignments, that may impact the competitiveness of compensation for a given year. It also considered each executive officer's strategic contributions and overall impact to Duke Energy's goals relative to those of other executive officers, including each executive's performance relative to the individual goals established under the STI plan, and, with respect to Mr. Rogers, under his performance shares, all as described in more detail below.

            In addition, the Compensation Committee reviewed the total direct compensation levels for 2010 to confirm that they remained competitive. In this regard, the Compensation Committee considered market surveys comparing each element of total compensation against comparable positions at comparable companies. For utility-specific positions, the market data sources were: (i) the Towers Watson CDB Energy Services Executive Compensation Database, which consists of the 97 companies listed on Appendix A; and (ii) the Philadelphia Utility Index. For general corporate positions, the market data source was the Towers Watson CDB General Industry Executive Compensation Database, which consists of the 93 companies with revenues between $10 billion and $20 billion as listed on Appendix B.

            The market surveys and data were used as a general reference point by the Compensation Committee. The Compensation Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, scope of responsibility, and internal equity. Based on its review of these factors, the Compensation Committee determined that no adjustments to the 2009 total direct compensation levels were warranted when establishing the total direct compensation for the named executive officers for 2010.

            The principal reasons for the difference in the amount of compensation provided to each executive officer are competitive market conditions and the individual performance of each executive officer. Other factors, however, are also relevant. For example, Mr. Rogers' compensation is higher than the compensation of the other executive officers because market conditions dictate that a chief executive officer with Mr. Rogers' unique skills and significant experience in the utility industry receive higher compensation than Duke Energy's other executive officers.

Management's Role in the Compensation-Setting Process

            When establishing the compensation program for our named executive officers, the Compensation Committee considers input and recommendations from management, including Mr. Rogers, who attends the non-executive sessions of the Compensation Committee meetings. Specifically, as part of the annual compensation planning process for 2010:

  •
  Mr. Rogers performed an annual evaluation of the performance of each of the other named executive officers and initially recommended that the compensation levels established with respect to 2009 should remain in effect without adjustment;

  •
  Mr. Rogers provided recommendations to the Compensation Committee for 2010 corporate and individual performance objectives, along with their relative weightings, under the STI plan for our named executive officers;

  •
  Mr. Rogers provided the Compensation Committee with an assessment of the extent to which each of the other named executive officers achieved his or her 2010 individual performance objectives for the year; and

  •
  Management, including Mr. Rogers, provided recommendations to the Compensation Committee for the allocation of the LTI opportunity between performance shares and phantom shares granted in 2010, along with the corporate goals and objectives for the performance shares granted to the named executive officers.

            The Compensation Committee exercised its discretion in modifying recommended adjustments and awards for executives. In the case of Mr. Rogers, the Compensation Committee established Mr. Rogers' compensation arrangement; however, the Corporate Governance Committee conducted Mr. Rogers' 2010 performance review.

Compensation Committee Advisors

            The Compensation Committee has engaged Frederic W. Cook & Company, Inc. to report directly to the Compensation Committee as its independent compensation consultant. Frederic W. Cook & Company, Inc. performs such tasks as the Compensation Committee or its Chairman may request. The Compensation Committee's consultant provides advice to the Compensation Committee as follows:

  •
  Prior to each Compensation Committee meeting, the consultant meets with the Compensation Committee Chairman and management to discuss and finalize the proposed agenda and meeting materials.

  •
  The consultant generally attends each Compensation Committee meeting and provides advice to the Compensation Committee at the meetings, including reviewing and commenting on market compensation data provided by management and used to establish the compensation of the executive officers and directors, as well as the terms and performance goals applicable to incentive plan awards.

  •
  Upon the request of the Compensation Committee, the consultant provides analysis with respect to specific projects and information regarding trends and competitive practices.

  •
  The consultant meets regularly with the Compensation Committee in executive session and meets with the Chair of the Corporate Governance Committee to discuss the process of evaluating the Chief Executive Officer.

  •
  The consultant is otherwise available for consultation with the Compensation Committee.

  •
  The Compensation Committee's consultant has been instructed that it shall provide completely independent advice to the Compensation Committee and is not permitted to provide any services to Duke Energy other than consulting with the Compensation Committee.

  •
  The consultant may meet with management to discuss strategic issues with respect to executive compensation, but only when approved by the Chairman of the Compensation Committee and to assist the consultant in its engagement with the Compensation Committee.

Risk Assessment of Compensation Policies and Practices

            In consultation with the Compensation Committee, members of management from Duke Energy's Human Resources, Legal and Risk Management groups assessed whether Duke Energy's compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of Duke Energy's business and the design of our incentive plans and policies.

            Management reported its findings to the Compensation Committee, and after review and discussion, the Compensation Committee concluded that the plans and policies do not encourage excessive or inappropriate risk taking. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning

Duke Energy's compensation policies with the long-term interests of Duke Energy and avoiding rewards that could create unnecessary risks to Duke Energy, as evidenced by the following:

  •
  Duke Energy does not use highly-leveraged STI goals, but instead the STI opportunities are based on balanced performance metrics that promote disciplined progress towards long-term goals, and all payouts are capped at a pre-established percentage of the target payment opportunity;

  •
  Duke Energy's LTI opportunities generally vest over a period of three years in order to focus our executives on long-term performance and enhance retention. Our performance shares are granted annually and have overlapping three-year performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards;

  •
  Duke Energy uses a variety of performance metrics (i.e., adjusted diluted earnings per share ("EPS"), operations and maintenance ("O&M") expense, reliability, safety, total shareholder return ("TSR"), compounded annual growth rate ("CAGR") with respect to adjusted diluted EPS, adjusted return on equity ("ROE")) that correlate to long-term value, and our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions;

  •
  Duke Energy's stock ownership policy requires the members of our Executive Leadership Team ("ELT"), including our named executive officers, to hold a minimum level of Duke Energy shares to ensure that each executive has personal wealth tied to the long-term success of Duke Energy and is therefore aligned with shareholders; and

  •
  Duke Energy has established a "clawback policy," under which Duke Energy will require the reimbursement of any incentive compensation, the payment of which was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused or partially caused by the recipient's fraud or misconduct. See page 60.

Elements of Duke Energy's Compensation Program and Why Each Element Was Chosen (How It Relates to Objectives)

            As discussed in more detail below, during 2010, the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  short-term incentive compensation;

  •
  long-term equity incentive compensation; and

  •
  retirement and welfare benefits and perquisites.

            Base Salary.    The salary for each executive is based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. The base salaries for our named executive officers (other than Mr. Rogers) were established in December 2007 for the three-year period from 2008 to 2010, and no changes to base salary levels for the named executive officers were made during that three-year period except that when Ms. Good was promoted to the position of Group Executive and Chief Financial Officer on June 16, 2009, her base salary was increased from $500,000 to $575,000. The Compensation Committee conducted an annual performance review in February 2010 and determined at that time that the base salary levels established for 2009 for each of the named executive officers should remain in effect through 2010. As described below, Mr. Rogers is paid substantially in the form of equity-based compensation and does not receive a base salary.

            Short-Term Incentive Compensation.    STI opportunities are provided to the executive officers (other than Mr. Rogers) under the Duke Energy Corporation Executive Short-Term Incentive Plan ("STI Plan") to promote the achievement of annual performance objectives. Each year the Compensation Committee establishes the incentive opportunity for each participating executive officer, which is based on a percentage of his or her base salary, along with the individual and corporate goals that must be achieved to earn that incentive opportunity. The earned STI opportunity is paid in cash. Although Mr. Rogers does not participate in the STI Plan, as described below, his 2010 annual performance shares contained the same corporate financial targets that apply to the other executive officers under the STI Plan.

            2010 Short-Term Incentives.    During 2010, depending on actual performance, participants were eligible to earn up to 183.75% of the amount of their STI target opportunity. The Compensation Committee approved the same STI target opportunities for the named executive officers for 2010 as applied in 2009, which were as follows:

Name	Target Incentive Opportunity (as a % of base salary)
James E. Rogers	Did not participate
Lynn J. Good	80%
James L. Turner	80%
Marc E. Manly	80%
B. Keith Trent	80%

            This opportunity was based on several corporate objectives, including Duke Energy's achievement of an adjusted diluted EPS goal, an O&M expense control goal and a reliability goal, which had an aggregate weighting of 80%. The remaining 20% of each executive officer's 2010 opportunity under the STI Plan was based on individual objectives. Additionally, if an adjusted diluted EPS performance level of at least $1.17 was not achieved, participants in Duke Energy's Equity Incentive Plan ("EIP"), including the participating named executive officers, would not have received any payout under the 2010 STI Plan and the other STI Plan participants would only have received a payout under the 2010 STI Plan with respect to their individual goals. The STI Plan also contained two safety measures described in more detail below. Each of these goals (listed in the chart below, along with actual performance results) was selected to promote management actions beneficial to Duke Energy's various stakeholders, including shareholders and customers.

Goal	Weight	Threshold (50%)		Target (100%)		Maximum*		Result		Payout
Adjusted Diluted EPS	50%	$1.20		$1.27		$1.35		$1.43		200.00%
O&M Expense Control	20%	$3,450	M	$3,385	M	$3,320	M	$3,422	M	71.54%
Reliability	10%
Regulated Generation Commercial Availability		86.89%		88.27%		89.49%		88.65%		115.57%
Nuclear Generation Capacity Factor		90.50%		93.75%		96.75%		95.88%		135.50%
System Average Interruption Frequency Index (SAIFI)		1.20		1.10		0.99		1.11		95.00%
System Average Interruption Duration Index (SAIDI)		153		139		125		144		82.14%
Midwest Commercial Availability		84.68%		87.19%		89.33%		89.75%		150.00%
International Equivalent Availability		92.00%		94.00%		96.00%		95.42%		135.50%

*
A payout of up to 200% of the target opportunity is available for the adjusted diluted EPS goal and a payout of up to 150% of the target opportunity is available for the O&M and reliability goals.

            The reliability goals listed above are calculated as follows:

  •
  Regulated Generation Commercial Availability.  A measure of regulated fossil generation reliability, determined as the weighted percentage of time the regulated fossil generation units are available to generate electricity, where the availability each hour is weighted by the difference between market price and unit cost.

  •
  Nuclear Generation Capacity Factor.  A measure of the amount of electricity produced by a nuclear generating unit relative to the amount of electricity the unit is capable of producing.

  •
  System Average Interruption Frequency Index (SAIFI).  A measure of the number of sustained outages (greater than five minutes in duration) experienced during the year per customer served from both transmission and distribution systems calculated in accordance with the applicable guidelines set forth in the IEEE Standard 1366-2003—Guide for Electric Power Distribution Reliability Indices, including application of the "major event day" exclusions described therein.

  •
  System Average Interruption Duration Index (SAIDI).  A measure of the number of outage minutes experienced during the year per customer served from both distribution and transmission systems calculated in accordance with the applicable guidelines set forth in the IEEE Standard 1366-2003—Guide for Electric Power Distribution Reliability Indices, including application of the "major event day" exclusions described therein.

  •
  Midwest Commercial Availability.  A measure of non-regulated fossil generation reliability, determined as the weighted percentage of time the non-regulated fossil generation units are available to generate electricity, where the availability each hour is weighted by the difference between market price and unit cost.

  •
  International Equivalent Availability.  A measure of the amount of electricity that could be produced by an international generating unit relative to the amount of electricity the unit is capable of producing.

            The individual goals, in the aggregate, could result in a payout with respect to the target opportunity equal to 50% in the event of threshold performance, 100% in the event of target performance and 150% in the event of maximum performance. As described below, the individual goals of the named executive officers for 2010 consisted of a combination of strategic and operational objectives. Those goals listed below that do not contain objective metrics are measured based on a subjective determination. As a result of the aggregate corporate and individual performance, Ms. Good and Messrs. Turner, Manly and Trent earned bonuses under the 2010 STI Plan equal to $710,528; $656,309; $653,820; and $608,855, respectively.

Ms. Good's 2010 individual goals were as follows:

Goal	Weighting	Description
Enterprise Planning/Performance Management Governance Processes	5%	Implement recommendation from 2009 repositioning initiative, including enhanced portfolio analysis, scenario planning, streamlined strategic planning and forecasting and capital allocation and rotation.
Finance Process Transformation / Geographic Consolidation	5%	Lead finance process transformation and geographic consolidation to position corporate finance to deliver sustainable cost savings.
Transaction Opportunities	5%	Identify transactions and alternative financing opportunities to advance Duke Energy's strategic objectives.
Investor Relations	5%	Expand efforts with respect to equity and debt investors and improve Investor Relations communications and disclosures.

Mr. Turner's 2010 individual goals were as follows:

Goal	Weighting	Description
Cost Management	5%	Lead cost management efforts to position the FE&G business unit to deliver sustainable O&M reductions and to ensure efficient capital expenditures.
Regulatory and Legislative Initiatives	10%
		Advance federal and state regulatory and legislative initiatives necessary to make progress on fleet and grid modernization plans, regulatory lag improvement and the deployment of products and services that extend the boundaries of traditional regulated electric and gas.
Effective Use of Capital	5%	Maintain schedule for capital projects and seek timely recovery of major investments in new generation.

Mr. Manly's 2010 individual goals were as follows:

Goal	Weighting	Description
Legal Client Support / Organizational Effectiveness	8%	Establish and achieve 2010 goals for legal services with each business unit and client group; assess organization structure, including a focus on streamlining the department and succession planning.
Corporate Governance and Audit	6%	Develop and execute the 2010 Internal Audit Plan. Promote an organizational culture that encourages ethical conduct and legal compliance.
Information Technology ("IT")	3%
		Manage IT operations in a cost effective manner and optimize the function through increased efficiencies and the retirement of obsolete technologies; advance the scalable platform to support standardization and build capacity for growth; advance our capabilities to enhance revenues and increase our capacity for innovation through the implementation of new systems and services; successfully integrate the DEI IT functions.
Enterprise Operation Services	3%
		Manage the design and construction and office move criteria for the new headquarters building in a cost effective manner and with minimal employee disruptions; achieve cost reductions in connection with consolidation of office space.

Mr. Trent's 2010 individual goals were as follows:

Goal	Weighting	Description
Capital Projects	8%	Successfully execute approved capital projects.
Strategy	8%
		Lead the commercial business team to develop growth opportunities, including the establishment of at least one joint venture; identify opportunities to rotate capital from the commercial business as well as alternative sources of capital.
Safety	4%	Lead the commercial business team to improve safety practices and results.

            In order to encourage a continued focus on safety, the Compensation Committee included the following safety measures in the 2010 STI Plan:

  •
  Safety Penalty.  The STI award of each participant in Duke Energy's EIP, including each of the participating named executive officers, was subject to a safety penalty that could result in a reduction of up to 5% depending on Duke Energy's 2010 enterprise-wide total incident case rate ("TICR"). TICR is a relatively standard industry safety measurement that is used to measure and compare safety-related performance. TICR is calculated based on the number of Occupational Safety and Health Administration recordable injuries per 100 workers per year. In 2010, TICR levels of 1.07 and 1.00, constituted threshold and target performance, respectively. The safety penalty applied such that (1) TICR results worse than threshold performance would correspond to a 5% reduction in the amounts otherwise payable to EIP participants, including each of the named executive officers, under the STI Plan, (2) TICR results equal to or better than target performance would correspond to no such reduction, and (3) the reductions corresponding to TICR performance between threshold and target would be determined using interpolation. Duke Energy's TICR result of 0.90 was better than target such that the safety penalty was not triggered and did not decrease the 2010 STI Plan awards.

  •
  Safety Adder.  The STI Plan payments of all eligible employees, including the participating named executive officers, were eligible for a safety adder that could result in an increase of 5% if there were no work-related fatalities of any Duke Energy employee, contractor or subcontractor during 2010. This goal was not achieved during 2010, and therefore the safety adder did not apply to increase the STI Plan payments of eligible employees, including the named executive officers.

            2011 Short-Term Incentives.    During 2011, each named executive officer, except Messrs. Rogers and Turner, participates in the STI Plan. The STI Plan in 2011 provides STI opportunities that are generally similar to those provided in 2010.

            Long-Term Incentive Compensation.    Opportunities under the LTI program are provided to the named executive officers (other than Mr. Rogers, who receives separate LTI awards based in part on the same performance measures that apply to the other named executive officers) to align executive and shareholder interests in an effort to maximize shareholder value. In this regard, each year the Compensation Committee reconsiders the design and amount of the LTI awards and generally grants equity awards at the Compensation Committee's first regularly-scheduled meeting each year. Duke Energy's executive officers do not have a role in selecting the date on which LTI awards are granted, and because the closing price of Duke Energy's common stock is a key factor in determining the number of shares in each employee's LTI award, at times when market volatility is high, the Compensation Committee considers price trends and volatility when determining the size of LTI plan awards.

            2008-2010 Performance Shares under the 2008 Long-Term Incentive Program.    The 2008 performance share cycle commenced on January 1, 2008, and ended on December 31, 2010. The performance shares generally vest only to the extent two equally-weighted performance measures are satisfied.

            The first measure is based on Duke Energy's relative TSR for the three-year period from January 1, 2008 to December 31, 2010 as compared to the companies in the Philadelphia Utility Index, as follows:

Relative TSR Performance Percentile	Percent Payout of Target 2008-2010 Performance Shares	Result	Payout of Target
75th Percentile or Higher	150%	57.9th Percentile	115.8%
50th Percentile (Target)	100%
25th Percentile	50%
Below 25th Percentile	0%

            For purposes of the LTI program, "TSR" is calculated based on the change, expressed as a percentage, in the fair market value of an initial investment in common stock, over a specified period, with dividends reinvested.

            The second measure is based on Duke Energy's CAGR with respect to adjusted diluted EPS, with adjusted diluted EPS being calculated in the same manner as under the STI Plan, as measured against a baseline of $1.15, as follows:

Achieved CAGR	Percent Payout of Target 2008-2010 Performance Shares	Result	Payout of Target
7% or Higher	150%	7.5%	150%
6% (Target)	100%
5%	50%
Lower than 5%	0%

            In the aggregate, this performance corresponds to a payout of 132.9% of the target number of 2008-2010 performance shares, plus dividend equivalents earned during the 2008-2010 performance period. The following table lists the number of 2008-2010 performance shares to which Ms. Good and Messrs. Turner, Manly and Trent became vested at the end of the performance cycle:

Name	2008-2010 Performance Shares
Lynn J. Good	50,529
James L. Turner	65,692
Marc E. Manly	60,642
B. Keith Trent	50,529

            2010 Long-Term Incentive Program.    The Compensation Committee approved the same LTI opportunity for each of the named executive officers for 2010 as applied in 2009. Such opportunity, expressed as a percentage of base salary, was 200% for each of Ms. Good and Messrs. Turner, Manly and Trent. Under the 2010 LTI program, 30% of each named executive officer's LTI opportunity was provided in the form of phantom shares and the remaining 70% was provided in the form of performance shares, as follows:

		2010-2012 Performance Shares (at Target Level)
Name	Grant Date	Based on Total Shareholder Return	Based on Adjusted ROE	Phantom Shares
Lynn J. Good	2/22/2010	24,500	24,500	21,000
James L. Turner	2/22/2010	27,695	27,695	23,740
Marc E. Manly	2/22/2010	25,565	25,565	21,910
B. Keith Trent	2/22/2010	21,305	21,305	18,260

            In order to enhance our retention incentives, the 2010 phantom shares generally vest in equal portions on each of the first three anniversaries of the grant date, provided the recipient continues to be employed by Duke Energy on each vesting date or his or her employment terminates by reason of retirement. In order to emphasize pay for performance, the 2010 performance shares generally vest at the end of the three-year performance period only to the extent two equally-weighted performance measures are satisfied. The first measure is based on Duke Energy's relative TSR for the three-year performance period from January 1, 2010 to December 31, 2012, as compared to the companies in the Philadelphia Utility Index, as follows:

Relative TSR Performance Percentile	Percent Payout of Target Performance Shares
75th Percentile or Higher	150%
50th Percentile (Target)	100%
25th Percentile	50%
Below 25th Percentile	0%

            The second measure is based on Duke Energy's adjusted ROE over the three-year performance period from January 1, 2010 to December 31, 2012, as follows:

Achieved Adjusted ROE	Percent Payout of Target Performance Shares
10% or Higher	150%
9.5% (Target)	100%
9%	50%
Below 9%	0%

            For purposes of the LTI program, adjusted ROE is calculated based on the average of the annual adjusted ROE, determined on a quarterly basis, earned by Duke Energy during the applicable performance period with each annual adjusted ROE being calculated by dividing adjusted net income by average shareholders' equity, which is calculated by reference to shareholders' equity as reported on Duke Energy's balance sheet, excluding goodwill and the impact if any, of the pre-funding of an acquisition. Under this calculation, adjusted net income is determined in a manner similar to the methodology used for calculating adjusted diluted EPS for purposes of the STI Plan.

            The Compensation Committee chose to implement the adjusted ROE performance measure in 2010 in recognition of the capital intensive nature of Duke Energy's business. The Compensation Committee believes that this performance measure will provide an additional incentive to efficiently and effectively allocate capital and measure overall business performance.

            2011 Long-Term Incentives.    During 2011, each named executive officer, except Messrs. Rogers and Turner, participates in the LTI Plan, which provides LTI opportunities that are generally similar to those provided in 2010 (i.e., a target opportunity equal to 200% of base salary, with 30% of each named executive officer's LTI opportunity provided in the form of phantom shares and the remaining 70% provided in the form of performance shares).

            Retirement and Welfare Benefits and Perquisites.    Our named executive officers participate in the retirement and welfare plans that are generally available to other eligible employees. In addition, in order to attract and retain key executive talent, we believe that it is important to provide the executive officers, including our named executive officers, with certain limited retirement benefits that are offered only to a select group of management. The retirement plans that are provided to our named executive officers, including the plans offered generally to all employees and the plans offered only to a select group of management, are described below. These benefits are comparable to the benefits provided by peers of Duke Energy, as determined based on market surveys. Mr. Rogers does not participate in any of these employee benefit plans on a going-forward basis except: (i) with respect to the receipt of health and welfare benefits; and (ii) he can elect to defer his stock awards under the terms of the Duke Energy Corporation Executive Savings Plan, as described below. Mr. Rogers, however, maintains balances under certain of these plans reflecting previously accrued benefits.

            The Duke Energy Retirement Savings Plan is a tax-qualified "401(k) plan" that is generally available to all Duke Energy employees, including each named executive officer. The plan provides a means for employees to save for retirement on a tax-favored basis and to receive an employer matching contribution. The employer matching contribution, for participants covered by the cash balance plan formula under the defined benefit pension plan (described below), is equal to 100% of the named executive officer's before-tax and Roth 401(k) contributions (excluding "catch-up" contributions) with respect to 6% of eligible pay. For employees covered by the final average pay formula under the defined benefit pension plan (described below), the matching contribution is equal to 100% of the named executive officer's before-tax and Roth 401(k) contributions (excluding "catch-up" contributions) with respect to 3% of eligible pay, plus 50% of such contributions on the next 2% of eligible pay, plus an incentive matching contribution of up to 1% of eligible pay. For this purpose, "eligible pay" includes base salary for all participants, but it includes short-term incentive compensation only for those participants who are covered by the cash balance plan formula under the defined benefit pension plan. Earnings on amounts credited to the Duke Energy Retirement Savings Plan are determined based on the performance of investment funds (including a Duke Energy Common Stock Fund) selected by each participant.

            The Duke Energy Corporation Executive Savings Plan is a non-qualified deferred compensation plan that provides a select group of management, including each named executive officer, with the opportunity to defer compensation, and receive employer matching contributions (in accordance with the formulas described above), in excess of the limits of the Internal Revenue Code that apply to qualified retirement plans such as the Duke Energy Retirement Savings Plan. Earnings on amounts credited to the Duke Energy Corporation Executive Savings Plan are determined based on the performance of investment funds selected by each participant that are similar to those offered under the Duke Energy Retirement Savings Plan.

            The Duke Energy Retirement Cash Balance Plan is a tax-qualified defined benefit pension plan that is generally available to all individuals who were employed by Duke Energy prior to its merger with Cinergy, including Mr. Trent, as well as certain employees hired thereafter. This plan provides a defined benefit for retirement, the amount of which is based on a participant's cash balance account, which increases with monthly pay and interest credits.

            The Cinergy Corp. Non-Union Employees' Pension Plan is a tax-qualified defined benefit pension plan that is generally available to all individuals who were employed by Cinergy prior to its merger with Duke Energy, including Ms. Good and Messrs. Turner and Manly. This plan provides a defined benefit for retirement, the amount of which is based either on the participant's cash balance account, which increases with monthly pay and interest credits, or on a traditional final average pay formula. Ms. Good participates, and prior to his retirement Mr. Turner participated, in the plan's cash balance formula, which mirrors the benefit provided under the Duke Energy Retirement Cash Balance Plan. Mr. Manly earned benefits only under the plan's traditional final average pay formula until the end of 2010, after which he (and all other active non-union employees who were participating in the traditional final average pay formula) will begin to earn benefits only under the plan's cash balance formula.

            The Duke Energy Corporation Executive Cash Balance Plan is a non-qualified defined benefit plan that generally operates as a restoration plan to provide a select group of management with the retirement benefits to which they would be entitled under the Duke Energy Retirement Cash Balance Plan but for certain limits contained in the Internal Revenue Code. Mr. Trent is the only named executive officer who earned additional benefits (other than interest) under this plan in 2010. In addition to operating as a restoration plan, supplemental credits have been made to this plan on behalf of certain executives when determined to be reasonable and appropriate. For example, supplemental credits were made to this plan on behalf of Ms. Good and Messrs. Turner and Manly to reflect the conversion of amounts they previously accrued under the legacy Cinergy nonqualified cash balance and final average pay retirement plans, and in lieu of any additional accruals (other than interest) under a nonqualified defined benefit plan until age 62. If Ms. Good or Mr. Manly continues in employment with Duke Energy past age 62, he or she would be eligible to commence earning additional benefits, in excess of those permitted under the limits of the Internal Revenue Code, with respect to employment and compensation that occurs after age 62.

            Duke Energy provides the named executive officers with the same health and welfare benefits as it provides to all other similarly-situated employees, and at the same cost charged to all other eligible employees. The named executive officers also are entitled to the same post-retirement health and welfare benefits as those provided to similarly-situated retirees.

            Additionally, in 2010, Duke Energy provided the named executive officers with certain other perquisites, which are disclosed in footnote 6 to the Summary Compensation Table. Duke Energy provides these perquisites, as well as other benefits to certain executives, in order to provide competitive compensation packages. The cost of perquisites and other personal benefits are not part of base salary and, therefore, do not affect the calculation of awards and benefits under Duke Energy's other compensation arrangements (e.g., retirement and incentive compensation plans). Unless otherwise noted, each named executive officer receives the perquisites and other benefits described in the following table.

Perquisite	Description
Executive Physical
Each named executive officer is entitled to the annual reimbursement of up to $2,500 for the cost of a comprehensive physical examination. Pursuant to his employment agreement, in lieu of receiving a payment of up to $2,500, Mr. Rogers is eligible to be reimbursed for the cost of a comprehensive physical examination at the Mayo Clinic.
Airline Membership	Each named executive officer (other than Mr. Rogers) is entitled to Chairman's Preferred Status at U.S. Airways.
Personal Travel on Corporate Aircraft
Mr. Rogers may use corporate aircraft for personal travel in North America, and with advance approval from the Chief Executive Officer, the other named executive officers may use the corporate aircraft for personal travel in North America. If Mr. Rogers or any other named executive officer uses the aircraft for personal travel, he or she must reimburse Duke Energy the direct operating costs for such travel; however, Mr. Rogers is not required to reimburse Duke Energy for the cost of travel to the executive physical described above or to meetings of the board of directors of other companies on whose board he serves. In addition, Mr. Rogers, but no other named executive officer, is entitled to reimbursement, including payment of a tax gross-up, for expenses associated with his spouse accompanying him on business travel. Since joining Duke Energy in 2006, Mr. Rogers has never requested nor received such a tax gross-up for his spouse's travel with him. For additional information on the use of the corporate aircraft, see footnote 6 to the Summary Compensation Table.
Financial Planning and Tax Preparation Services
Each year, Duke Energy reimburses each named executive officer (other than Mr. Rogers) for expenses incurred for tax and financial planning services. This program is administered on a three-year cycle, such that participating executives can be reimbursed for up to $15,000 of eligible expenses at any time during the three-year cycle.
Matching Charitable Contributions
The Duke Energy Foundation, independent of Duke Energy, maintains The Duke Energy Foundation Matching Gifts Program under which all employees are eligible for matching contributions of up to $5,000 per calendar year to qualifying institutions.

            Severance.    Duke Energy has entered into change in control agreements with Ms. Good and Messrs. Manly and Trent. Duke Energy also entered into a change in control agreement with Mr. Turner, but such agreement terminated upon his retirement without the payment of any amounts thereunder. Under these agreements, each such named executive officer would be entitled to certain payments and benefits if (1) a change in control were to occur and (2) within two years following the change in control, (a) Duke Energy terminated the executive's employment without "cause" or (b) the executive terminated his employment for "good reason." The severance protection provided by Duke Energy is generally two times the executive's annual compensation and becomes payable only if there is both a change in control and a qualifying termination of employment. The Compensation Committee approved the two times severance multiplier after consulting with its advisors and reviewing the severance protection provided by peer companies. The Compensation Committee believes that the protection provided through these severance arrangements is appropriate in order to diminish the uncertainty and risk to the executives' roles in the context of a potential or actual change in control. The benefit levels under the change in control agreements are described in more detail under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

            In connection with his retirement at the end of 2010, Mr. Turner entered into a Retirement Agreement with Duke Energy dated December 9, 2010. In exchange for Mr. Turner's agreement to comply with certain restrictive covenants (i.e., non-solicitation of employees, non-compete, non-disparagement and non-disclosure), his execution of a standard release, and in consideration of his 15 years of service, his outstanding phantom and performance share awards were modified. Specifically, Mr. Turner's performance share awards, which relate to the 2008-2010, 2009-2011 and 2010-2012 performance periods, were modified such that his payments will be calculated by reference to actual performance during the performance periods, but without regard to his termination of employment prior to the payment of each performance share award, and the outstanding phantom shares that were granted to Mr. Turner in 2008, 2009 and 2010 were modified so that they will continue to vest following his termination of employment.

            In order to ensure that Duke Energy provides only reasonable severance benefits, the Compensation Committee has established a policy pursuant to which it generally will seek shareholder approval for any future agreement with certain individuals (e.g., a named executive officer) that provides severance benefits in excess of 2.99 times the sum of the executive's base salary and annual bonus, plus the value of continued participation in welfare, retirement and equity compensation plans determined as if the executive remained employed for 2.99 additional years. Under the policy, Duke Energy also will seek shareholder approval of any such agreement that provides for the payment of any tax gross-ups by reason of the executive's termination of employment, including reimbursement of golden parachute excise taxes.

            Additional Actions Taken in 2011.    On January 8, 2011, the Compensation Committee approved a new Executive Severance Plan, which provides varying levels of severance protection to certain senior executives. The Compensation Committee believes that this plan was appropriate and necessary in order to provide a consistent approach to executive severance, and to provide eligible executives with certainty and security while they are focusing on their duties and responsibilities. Severance payments and benefits would only be paid in the event that an eligible executive's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason". The severance payments and benefits that would be paid in the event of a qualifying termination of employment to those senior executives who are identified as "Tier I Participants," including Ms. Good and Messrs. Manly and Trent, generally approximate two times their annual compensation. The Executive Severance Plan also provides payments and benefits to a broader group of "Tier II Participants," none of whom are named executive officers. The payments and benefits for Tier II Participants are generally the same as for Tier I Participants, except that the severance multiple is 1.5 times rather than two times annual compensation, and enhanced retirement benefits are not payable to Tier II Participants. The Executive Severance Plan prohibits the payment of severance if an executive would also be entitled to severance payments and benefits under a separate agreement or plan maintained by Duke Energy, including the change in control agreements described above. The benefit levels under the Executive Severance Plan are described in more detail under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

Compensation of the Chief Executive Officer

            The Compensation Committee is responsible for establishing the compensation of the Chief Executive Officer. The Compensation Committee's objective in this regard is to motivate and retain a Chief Executive Officer who is committed to delivering sustained superior performance for all of Duke Energy's stakeholders. The Corporate Governance Committee, however, establishes the Chief Executive Officer's individual goals and, based upon input from all of the members of the Board of Directors, determines his performance with respect to those goals.

            Duke Energy entered into an employment agreement with Mr. Rogers, effective February 19, 2009. Under this agreement, Mr. Rogers does not receive a base salary and he is generally not eligible to participate in Duke Energy's incentive compensation and benefit plans, including its cash bonus programs, but he is permitted to participate in Duke Energy's medical and dental plans if he pays the required premiums. Mr. Rogers also is entitled to certain fringe benefits, and he remains entitled to benefits under legacy plans and agreements of Cinergy.

            Under the employment agreement, Mr. Rogers will be compensated, for 2009 and future years through 2013, primarily through annual grants of stock options, phantom shares and performance shares, as follows:

  •
  An option with a value of $1,200,000 for 2009 and $1,600,000 for each of the four subsequent years, in each case vesting ratably in three equal annual installments. Mr. Rogers generally may not dispose of any shares acquired upon exercise of any such options until January 1, 2014.

  •
  A phantom stock award with a value of $1,500,000 for 2009 and $2,000,000 for each of the four subsequent years, in each case vesting ratably in four equal quarterly installments following grant. Dividend equivalents are payable currently in cash.

  •
  Two performance share awards for each calendar year covered by the agreement, (i) one based on annual performance metrics consistent with those established for the other named executive officers under the STI Plan, except that the maximum payment is equal to 199.5% of the target opportunity rather than 183.75%, with a target value of $1,500,000 for 2009 and a target value of $2,000,000 for each of the four subsequent years, and (ii) one based on performance over a three-year performance period based on performance metrics established for the other named executive officers under each year's LTI program, with a target value of $1,800,000 for 2009 and a target value of $2,400,000 for each of the four subsequent years. Dividend equivalents are accumulated and paid only if the underlying performance shares become payable.

            The equity awards for 2009 have a value of 75% of those for 2010-2013 in recognition of the fact that the equity awards made under his prior agreement were intended to compensate Mr. Rogers through April 3, 2009. The Compensation Committee believes that the equity awards called for under the agreement strike a balance between awards designed principally to reward continued employment (the phantom stock awards) and awards designed principally to reward both continued employment and stock price and operational performance (the stock options and performance share awards). Moreover, by linking the performance metrics under the performance shares to those applicable to Duke Energy's other named executive officers, the Compensation

Committee is ensuring that all of the named executive officers are focused on achieving the same goals, all of which are designed to increase shareholder value.

            The agreement contains non-competition and non-solicitation obligations on Mr. Rogers. The non-competition obligations survive for one year following his termination of employment for any reason, and the non-solicitation obligations survive for two years following his termination of employment for any reason.

            For 2010, the performance criteria applicable to the annual portion of Mr. Rogers' performance shares were weighted 50%, 20%, and 10% on the same adjusted diluted EPS goal, O&M expense control goal and reliability goal, respectively, as were applicable for the other named executive officers under the 2010 STI Plan, and the remaining 20% was based on the following individual goals:

            Operations (weighting—7.5%).    Review, re-evaluate and redefine the existing business models and the operational effectiveness of grid modernization, save-a-watt deployment, supply chain and generation modernization; lead initiative regarding hiring to promote developmental opportunities for high performers within Duke Energy's management team; and develop a culture that supports recent changes in Duke Energy's compensation plans that were made to create a more performance-oriented culture.

            Public Policy and Regulatory (weighting—7.5%).    Build support for state regulatory and legislative outcomes that will protect Duke Energy's investors and customers and allow Duke Energy to continue to provide affordable, reliable and clean electricity to our customers; also advance Federal policies supporting the international businesses.

            Talent Development/Sourcing (weighting—5%).    Threshold achievement required completion of two talent review sessions with each direct report, identification of rotational and/or development opportunities for high potential employees, ensuring 50% of employees on high potential list have development plans and development of a strategic sourcing plan to identify gaps and future needs for top talent. Target achievement required threshold performance and completion of a top 100 leadership meeting, identification of five rotational and/or development opportunities for high potential employees, ensuring 75% of employees on high potential list have development plans and implementation of a strategic sourcing plan. Maximum achievement required target performance and identification of seven rotational and/or development opportunities for high potential employees, ensuring 100% of employees on high potential list have development plans and implementation of an outstanding strategic sourcing strategy as evidenced by a more qualified and diverse talent pipeline.

            The annual portion of Mr. Rogers' 2010 performance share opportunity was subject to the same 5% TICR-based safety penalty and 5% safety adder (in the event of no work-related employee or contractor fatality) that applied to the other named executive officers under the 2010 STI Plan. The penalty was not triggered due to the fact that Duke Energy's actual TICR was better than the pre-established target TICR level. In addition, the Compensation Committee determined that the safety adder was not achieved and would not increase the payout of Mr. Rogers' performance shares due to the occurrence of contractor fatalities during 2010. Mr. Rogers achieved performance that corresponded to a payout equal to 128%, 117% and 132.5% of target performance for the operations, public policy and regulatory and talent development/sourcing goals, respectively. Based on the actual level of achievement of the objectives related to Mr. Rogers' performance shares for

2010, Mr. Rogers earned approximately 151.22% of his 2010 target performance share opportunity, which covered 121,729 shares of Duke Energy, resulting in a payout of 184,079 shares, plus dividend equivalents.

            For 2010, the performance criteria applicable to the long-term portion of Mr. Rogers' performance shares were the same two equally-weighted predetermined measures based on TSR and adjusted ROE as were applicable for the other named executive officers under the 2010 LTI program, as measured over the 2010-2012 performance period. If earned, such performance shares would be paid in early 2013.

            Additional Actions Taken in 2011.    Mr. Rogers entered into a term sheet with Duke Energy on January 8, 2011, in connection with the announcement of a merger agreement with Progress Energy, Inc. ("Progress"). The term sheet provides that Mr. Rogers' employment agreement will be amended in certain respects to reflect the changes to his duties and responsibilities in connection with the merger with Progress. In particular, the term sheet provides that following the merger, Mr. Rogers will serve as Executive Chairman of the Board of Directors of Duke Energy and will cease to be President and Chief Executive Officer. The term sheet also provides for Mr. Rogers' term of employment to end on the later of the second anniversary of the completion of the merger with Progress or December 31, 2013, and for Mr. Rogers' compensation arrangement to remain the same as under his current employment agreement through December 31, 2013.

Other Compensation Policies

            Stock Ownership Policy.    Duke Energy has adopted a stock ownership policy to reinforce the importance of stock ownership. This is intended to align the interests of the executive officers and shareholders, and to focus the executive officers on the long-term success of Duke Energy. In order to ensure that Duke Energy's stock ownership guidelines continue to be consistent with our peer group, general industry practices and governance best practices, the stock ownership guidelines are periodically reviewed and were last modified effective January 1, 2009, to apply to directors and the members of the ELT, including the named executive officers, as follows:

Position	Value of Shares
Board of Directors	5 times cash retainer value
President and CEO	7 times base pay, or if none, 10 times base pay of highest CEO direct report
Direct Reports to CEO	3 times base pay
Other ELT Members	1 times base pay

            Each employee covered by the stock ownership guidelines is required to hold 50% of all shares of Duke Energy common stock in which they become vested under the LTI program (after the payment of any applicable taxes) until the applicable ownership requirement is satisfied.

            Option Holding Policy.    Duke Energy has adopted a policy that prohibits each executive officer, including each named executive officer, from selling shares of Duke Energy common stock acquired through the exercise of stock options until such executive officer is in compliance with Duke Energy's stock ownership requirements. An executive officer may, however, sell common stock acquired through an option exercise for the limited purpose of paying the exercise price of the stock option and any applicable tax liability.

            Clawback Policy.    Duke Energy has adopted a clawback policy whereby, to the extent permitted by law and if the Board of Directors determines it to be reasonable and appropriate under the circumstances, Duke Energy will require the reimbursement of the portion of any performance-based bonus or incentive compensation payment paid to any executive officer, where such portion of the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused or partially caused by such executive officer's fraud or misconduct.

            Equity Award Granting Policy.    As Duke Energy recognizes the importance of adhering to specific practices and procedures in the granting of equity awards, the Compensation Committee has adopted a policy that applies to the granting of all equity awards for employees and directors. Under this policy, the Compensation Committee or Board of Directors may grant equity awards only as follows:

  •
  Annual grants, if any, to employees may be made at any regularly-scheduled meeting, provided that reasonable efforts will be made to make such grants at the first regularly-scheduled meeting of the Board of Directors or Compensation Committee each calendar year.

  •
  Annual grants, if any, to outside directors, may be made by the Board of Directors at any regularly-scheduled meeting, provided that reasonable efforts will be made to make such grants at the regularly-scheduled meeting of the Board of Directors that is held in conjunction with the annual meeting of shareholders each year.

  •
  Grants also may be made at meetings of the Compensation Committee or the Board of Directors that are not regularly-scheduled but that occur during an "open window period," as defined in Duke Energy's insider trading policy.

            The Compensation Committee has delegated authority to each of the Chairman of the Board of Directors and the Chairman of the Compensation Committee to grant equity awards, subject to certain limitations, to employees who are not executive officers. Equity awards made by delegated authority must be made on the first or second business day of an "open window period," as defined in Duke Energy's insider trading policy.

Tax and Accounting Implications

            Deductibility of Executive Compensation.    The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Duke Energy generally may not deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder-approved plans is not subject to the deduction limit as long as such compensation is approved by "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

            Although the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Section 162(m) of the Internal Revenue Code, the Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interests of shareholders. For example, phantom share awards received by certain employees, and amounts paid to certain employees under the STI Plan with respect to individual objectives, may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

            Accounting for Stock Based Compensation.    Duke Energy recognizes stock based compensation based upon the estimated fair value of the awards, net of estimated forfeitures. The recognition period for these costs begins at either the applicable service inception date or grant date and continues throughout the requisite service period, or for certain share-based awards until the employee becomes retirement eligible, if earlier. Share-based awards, including stock options, but not performance shares, granted to employees that are already retirement eligible are deemed to have vested immediately upon issuance, and therefore, compensation cost for those awards is recognized on the date such awards are granted.

            Non-GAAP Financial Measures.    As described previously in this Compensation Discussion and Analysis, Duke Energy uses various financial measures, including adjusted diluted EPS and O&M expense, in connection with short-term and long-term incentives. Adjusted diluted EPS is a non-GAAP financial measure as it represents diluted EPS from continuing operations attributable to Duke Energy common stockholders, adjusted for the per share impact of special items and the mark-to-market impacts of economic hedges related to certain generation assets in the Commercial Power segment. Duke Energy's management also uses adjusted diluted EPS as an additional measure to evaluate operations of the Company. The O&M expense measure used for incentive plan purposes also is a non-GAAP financial measure as it too is adjusted for the impact of certain of these items. Special items represent certain charges and credits which management believes will not be recurring on a regular basis, although it is reasonably possible such charges and credits could recur. Mark-to-market adjustments reflect the mark-to-market impact of derivative contracts, which is recognized in GAAP earnings immediately as such derivative contracts do not qualify for hedge accounting or regulatory accounting treatment, used in Duke Energy's hedging of a portion of the economic value of its generation assets in the Commercial Power segment. The economic value of the generation assets is subject to fluctuations in fair value due to market price volatility of the input and output commodities (e.g., coal, power) and, as such, the economic hedging involves both purchases and sales of those input and output commodities related to the generation assets. Because the operations of the generation assets are accounted for under the accrual method, management believes that excluding the impact of mark-to-market changes of the economic hedge contracts from adjusted earnings until settlement better matches the financial impacts of the hedge contract with the portion of the economic value of the underlying hedged asset. The most directly comparable GAAP measures for adjusted diluted EPS and O&M expense measures used for incentive plan purposes are reported diluted EPS from continuing operations attributable to Duke Energy Corporation common stockholders and reported O&M expense from continuing operations, which include the impact of special items and the mark-to-market impacts of economic hedges in the Commercial Power segment. For purposes of the LTI program, adjusted ROE is calculated based on the average of the annual adjusted ROE, determined on a quarterly basis, earned by Duke Energy during the applicable performance period with each annual adjusted ROE being calculated by dividing adjusted net income by average shareholders' equity, which is calculated by reference to shareholders' equity as reported on Duke Energy's consolidated balance sheet, excluding goodwill and the impact if any, of the pre-funding of an acquisition. Under this calculation, adjusted net income is determined in a manner similar to the methodology used for calculating adjusted diluted EPS for purposes of the STI Plan.

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
James E. Rogers(7)	2010	0	0	6,440,180	1,600,000	0	352,289	422,712	8,815,181
Chairman, President &	2009	0	0	4,911,142	1,200,000	0	425,309	391,212	6,927,663
Chief Executive Officer	2008	0	0	0	0	0	290,601	524,589	815,190
Lynn J. Good	2010	575,000	0	1,163,575	0	710,528	437,235	77,000	2,963,338
Group Executive &	2009	540,627	0	1,043,241	0	628,685	820,232	107,012	3,139,797
Chief Financial Officer	2008	500,004	1,124,000	992,487	0	326,238	0	114,742	3,057,471
James L. Turner(8)	2010	650,004	0	1,315,338	0	656,309	795,476	158,767	3,575,894
Group Executive,	2009	650,004	0	1,356,195	0	744,970	1,484,478	116,621	4,352,268
President & Chief Operating Officer U.S. Franchised Electric & Gas	2008	650,004	900,000	1,290,122	0	430,933	0	146,211	3,417,270
Marc E. Manly	2010	600,000	0	1,214,108	0	653,820	567,171	49,341	3,084,440
Group Executive,	2009	600,000	0	1,251,825	0	691,620	929,366	99,690	3,572,501
Chief Legal Officer and Corporate Secretary	2008	600,000	860,000	1,190,910	0	405,342	0	84,374	3,140,626
B. Keith Trent	2010	500,004	0	1,011,812	0	608,855	150,788	74,414	2,345,873
Group Executive & President Commercial Businesses	2009	500,004	0	1,043,241	0	573,555	156,986	72,492	2,346,278

(1)
The amounts reflected in this column for 2008 represent retention bonuses paid to Ms. Good and Messrs. Turner and Manly on April 4, 2008 in consideration for remaining employed with Duke Energy for two years following the merger of Duke Energy and Cinergy.

(2)
This column does not reflect the value of stock awards that were actually earned or received by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the performance shares (based on the probable outcome of the performance conditions as of the date of grant) and phantom shares granted to our named executive officers in the applicable year. The aggregate grant date fair value listed above includes both phantom shares and performance shares; the aggregate grant date fair value of the performance shares granted in 2010 to Messrs. Rogers, Turner, Manly and Trent, and Ms. Good, assuming that the highest level of performance would be achieved, is $7,589,990; $1,365,087; $1,260,099; $1,050,123; and $1,207,605, respectively. The aggregate grant date fair value of the awards was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards.

(3)
This column does not reflect the value of shares that were actually acquired upon the exercise of stock options by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the stock options granted to the named executive officers in the applicable year. The aggregate grant date fair value was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards.

(4)
With respect to the applicable performance period, this column reflects amounts payable under the Duke Energy Corporation Executive Short-Term Incentive Plan. Unless deferred, the 2010 amounts were paid in March 2011.

(5)
This column includes the amounts listed below. The amounts listed were earned over the 12-month period ending on December 31, 2010.

	James E. Rogers ($)	Lynn J. Good ($)	James L. Turner ($)	Marc E. Manly ($)	B. Keith Trent ($)
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Retirement Cash Balance Plan	0	0	0	0	36,095
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Corporation Executive Cash Balance Plan	0	409,505	727,276	492,368	114,693
Change in Actuarial Present Value of Accumulated Benefit Under the Cinergy Corp. Non-Union Employees' Pension Plan	16,677	27,730	68,200	74,803	0
Above-Market Interest Earned on Amounts Deferred Under the Deferred Compensation Agreement	335,612	0	0	0	0
Total	352,289	437,235	795,476	567,171	150,788
(6)
The All Other Compensation column includes the following for 2010:

	James E. Rogers ($)	Lynn J. Good ($)	James L. Turner ($)	Marc E. Manly ($)	B. Keith Trent ($)
Matching Contributions Under the Duke Energy Retirement Savings Plan	0	14,700	14,700	12,250	14,700
Make-Whole Matching Contribution Credits Under the Duke Energy Corporation Executive Savings Plan	0	53,300	59,300	17,750	49,714
Payout of Unused Vacation	0	0	75,000	0	0
Personal Use of Airplane*	398,484	0	2,038	13,200	0
Airline Membership	0	0	0	0	0
Charitable Contributions Made in the Name of the Executive**	5,000	5,000	625	5,000	5,000
Executive Physical Exam Program	741	0	85	1,141	0
Financial Planning Program	0	4,000	7,019	0	5,000
Expenses Incurred in Connection with Preparation of Employment Agreement	18,487	0	0	0	0
Total	422,712	77,000	158,767	49,341	74,414
  *
  Regarding use of corporate aircraft, named executive officers are required to reimburse Duke Energy the direct operating costs of any personal travel. With respect to flights on a leased or chartered airplane, direct operating costs equal the amount that the third party charges Duke Energy for such trip. With respect to flights on the Company-owned airplane, direct operating costs include the amounts permitted by the Federal Aviation Regulations for non-commercial carriers. Named executive officers are permitted to invite their spouse or other guests to accompany them on business trips when space is available; however, in such events, the named executive officer is imputed income in accordance with IRS guidelines. The additional cost included in the table above is the amount of the IRS-specified tax deduction disallowance, if any, plus any additional carbon credits purchased with respect to the named executive officer's personal travel.

  **
  Certain charitable contributions made by the named executive officers are not eligible for reimbursement under the Matching Gifts Program and therefore are not listed above.

(7)
Mr. Rogers did not receive salary or bonus from Duke Energy during 2010. As previously described, he is covered under an employment agreement with Duke Energy that provides compensation primarily through stock-based awards.

(8)
Mr. Turner retired effective December 31, 2010.

 GRANTS OF PLAN-BASED AWARDS

										All Other Option Awards: Number of Securities Underlying Options (#)(4)
									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)			Grant Date Fair Value of Stock and Option Awards ($)(6)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
											Exercise or Base Price of Option Awards ($/Sh)(5)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	Annual Perf. Shares	2/22/2010				57,821	121,729	242,848				2,000,007
James E. Rogers	Long-Term Perf. Shares	2/22/2010				36,519	73,037	109,556				1,240,168
James E. Rogers	Long-Term Perf. Shares	2/22/2010				36,519	73,037	109,556				1,199,998
James E. Rogers	Phantom Shares	2/22/2010							121,729			2,000,007
James E. Rogers	Options	2/22/2010								1,103,448	16.43	1,600,000

Lynn J. Good	Cash Bonus		218,500	460,000	845,250
Lynn J. Good	Long-Term Perf. Shares	2/22/2010				12,250	24,500	36,750				416,010
Lynn J. Good	Long-Term Perf. Shares	2/22/2010				12,250	24,500	36,750				402,535
Lynn J. Good	Phantom Shares	2/22/2010							21,000			345,030

James L. Turner	Cash Bonus		247,002	520,003	955,506
James L. Turner	Long-Term Perf. Shares	2/22/2010				13,848	27,695	41,543				470,261
James L. Turner	Long-Term Perf. Shares	2/22/2010				13,848	27,695	41,543				455,029
James L. Turner	Phantom Shares	2/22/2010							23,740			390,048

Marc E. Manly	Cash Bonus		228,000	480,000	882,000
Marc E. Manly	Long-Term Perf. Shares	2/22/2010				12,783	25,565	38,348				434,094
Marc E. Manly	Long-Term Perf. Shares	2/22/2010				12,783	25,565	38,348				420,033
Marc E. Manly	Phantom Shares	2/22/2010							21,910			359,981

B. Keith Trent	Cash Bonus		190,002	400,003	735,006
B. Keith Trent	Long-Term Perf. Shares	2/22/2010				10,653	21,305	31,958				361,759
B. Keith Trent	Long-Term Perf. Shares	2/22/2010				10,653	21,305	31,958				350,041
B. Keith Trent	Phantom Shares	2/22/2010							18,260			300,012

(1)
Reflects the short-term incentive opportunity granted to our named executive officers in 2010 under the Duke Energy Corporation Executive Short-Term Incentive Plan. The information included in the "Threshold," "Target," and "Maximum" columns reflects the range of potential payouts under the plan established by the Compensation Committee. The actual amounts earned by each executive under the terms of such plan are disclosed in the Summary Compensation Table.

(2)
Reflects the performance shares granted to our named executive officers in 2010 under the Duke Energy Corporation 2006 Long-Term Incentive Plan. The information included in the "Threshold," "Target," and "Maximum" columns reflects the range of potential payouts under the plan established by the Compensation Committee. Earned performance shares will be paid or, if elected, deferred, following the end of the 2010-2012 performance period (or, with respect to Mr. Rogers, following the 2010 and 2010-2012 performance periods), based on the extent to which the performance goals have been achieved. Any shares not earned are forfeited. In addition, following a determination that the performance goals have been achieved, participants will receive a cash payment (which will be deferred if so elected by the participant) equal to the amount of cash dividends paid on one share of Duke Energy common stock during the performance period multiplied by the number of performance shares earned.

(3)
Reflects the phantom shares granted to our named executive officers in 2010 under the Duke Energy Corporation 2006 Long-Term Incentive Plan. The phantom shares generally vest in equal portions on each of the first three anniversaries of the grant date, provided the recipient continues to be employed by Duke Energy on each vesting date or his or her employment terminates by reason of retirement. The phantom shares granted to Mr. Rogers vest ratably in four equal quarterly installments following grant. If dividends are paid during the vesting period, then the participants will receive a current cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the vesting period multiplied by the number of unvested phantom shares.

(4)
Reflects the number of shares that may be issued to Mr. Rogers on exercise of the stock option granted in 2010 under the Duke Energy Corporation 2006 Long-Term Incentive Plan. These options vest in three equal installments on January 1, 2011, January 1, 2012 and January 1, 2013, so long as Mr. Rogers remains employed with Duke Energy or his employment terminates by reason of retirement.

(5)
Reflects the exercise price for the stock option granted to Mr. Rogers in 2010, which equals the fair market value of the underlying shares on the date of grant.

(6)
Reflects the grant date fair value of each phantom share, performance share (based on the probable outcome of the performance conditions as of the date of grant) and stock option award granted to our named executive officers in 2010, as computed in accordance with the accounting guidance for stock-based compensation.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

            Effective on January 2, 2007, Duke Energy spun off its gas businesses to form Spectra Energy. Effective with the spin-off, equitable adjustments were made with respect to stock options and outstanding equity awards relating to Duke Energy common stock. All such awards were adjusted into two separate awards, one relating to Duke Energy common stock and one relating to Spectra Energy common stock. The following two tables show each named executive officer's Duke Energy and Spectra Energy equity awards that were outstanding as of December 31, 2010.

DUKE ENERGY CORPORATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James E. Rogers	214,188		15.26	1/1/2015
James E. Rogers	213,720		15.50	1/1/2016
James E. Rogers	1,877,646		16.60	4/4/2016
James E. Rogers	201,005	402,010	14.50	2/19/2019
James E. Rogers		1,103,448	16.43	2/22/2020
James E. Rogers					0	0
James E. Rogers							93,104	1,658,173
James E. Rogers							93,104	1,658,173
James E. Rogers							109,556	1,951,183
James E. Rogers							109,556	1,951,183
Lynn J. Good	4,555		12.50	7/22/2013
Lynn J. Good	14,664		14.15	1/1/2014
Lynn J. Good	15,132		15.26	1/1/2015
Lynn J. Good	3,588		15.33	12/14/2015
Lynn J. Good	24,336		15.50	1/1/2016
Lynn J. Good					41,454	738,296
Lynn J. Good							36,210	644,900
Lynn J. Good							36,210	644,900
Lynn J. Good							36,750	654,518
Lynn J. Good							36,750	654,518
James L. Turner	29,952		12.28	1/1/2012
James L. Turner	29,952		12.37	1/1/2013
James L. Turner	30,888		14.15	1/1/2014
James L. Turner	30,888		15.26	1/1/2015
James L. Turner	35,100		15.50	1/1/2016
James L. Turner					52,170	929,148
James L. Turner							47,070	838,317
James L. Turner							47,070	838,317
James L. Turner							41,543	739,872
James L. Turner							41,543	739,872
Marc E. Manly	4,936		11.54	12/4/2012
Marc E. Manly	33,540		15.50	1/1/2016
Marc E. Manly					48,223	858,852
Marc E. Manly							43,448	773,800
Marc E. Manly							43,448	773,800
Marc E. Manly							38,348	682,969
Marc E. Manly							38,348	682,969
B. Keith Trent	12,700		17.72	7/1/2012
B. Keith Trent					40,148	715,036
B. Keith Trent							36,210	644,900
B. Keith Trent							36,210	644,900
B. Keith Trent							31,958	569,163
B. Keith Trent							31,958	569,163

(1)
On February 19, 2009, Mr. Rogers received stock options covering 603,015 shares that vest and become exercisable in three equal installments on January 1, 2010, January 1, 2011, and January 1, 2012. On February 22, 2010, Mr. Rogers received stock options covering 1,103,448 shares that vest and become exercisable in three equal installments on January 1, 2011, January 1, 2012, and January 1, 2013.

(2)
Mr. Trent received phantom shares on April 4, 2006, and Ms. Good and Messrs. Turner and Manly received phantom shares on April 4, 2006, and July 1, 2006, all of which vest, subject to certain exceptions, in equal installments on each of the first five anniversaries of

  April 4, 2006. Ms. Good and Messrs. Turner, Manly and Trent received phantom shares on February 26, 2008, February 19, 2009, and February 22, 2010, which vest, subject to certain exceptions, in equal installments on the first three anniversaries of the date of grant. As described in more detail on page 56, Mr. Turner's phantom shares continue to vest following his retirement, subject to his agreement to comply with certain restrictive covenants.

(3)
Ms. Good and Messrs. Rogers, Turner, Manly and Trent received performance shares on February 19, 2009 and on February 22, 2010, that, subject to certain exceptions, are eligible for vesting on December 31, 2011 and December 31, 2012, respectively. Pursuant to applicable SEC rules, (i) one-half of the performance shares (relating to the CAGR performance measure) that were granted in 2009 are listed at the maximum number of shares, (ii) one-half of the performance shares (relating to the ROE performance measure) that were granted in 2010 are listed at the maximum number of shares, and (iii) one-half of the performance shares (relating to the TSR performance measure) that were granted in 2009 and 2010 are listed at the maximum number of shares. As described in more detail on page 56, Mr. Turner's performance shares continue to vest following his retirement, subject to his agreement to comply with certain restrictive covenants.

SPECTRA ENERGY CORP
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James E. Rogers	46,735	21.39	1/1/2014
James E. Rogers	107,094	23.07	1/1/2015
James E. Rogers	106,860	23.43	1/1/2016
James E. Rogers	938,823	25.09	4/4/2016
James E. Rogers				0	0
Lynn J. Good	7,566	23.07	1/1/2015
Lynn J. Good	1,794	23.17	12/14/2015
Lynn J. Good	12,168	23.43	1/1/2016
Lynn J. Good				613	15,319
James L. Turner	14,976	18.57	1/1/2012
James L. Turner	14,976	18.70	1/1/2013
James L. Turner	15,443	21.39	1/1/2014
James L. Turner	15,444	23.07	1/1/2015
James L. Turner	17,550	23.43	1/1/2016
James L. Turner				1,718	42,933
Marc E. Manly	1,480	17.44	12/4/2012
Marc E. Manly	1,866	23.07	1/1/2015
Marc E. Manly	16,770	23.43	1/1/2016
Marc E. Manly				1,621	40,509
B. Keith Trent	6,350	26.78	7/1/2012
B. Keith Trent				1,330	33,237

(1)
The phantom shares listed in this column were granted to Mr. Trent on April 4, 2006, and to Ms. Good and Messrs. Turner and Manly on April 4, 2006, and July 1, 2006, and vest on April 4, 2011.

 OPTION EXERCISES AND STOCK VESTED

	Option Awards				Stock Awards
	Duke Energy		Spectra Energy		Duke Energy		Spectra Energy
Name	Number of Duke Energy Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Spectra Energy Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Duke Energy Shares Acquired on Vesting (#)(2)(3)	Value Realized on Vesting ($)(4)	Number of Spectra Energy Shares Acquired on Vesting (#)(5)	Value Realized on Vesting ($)(6)
James E. Rogers	0	0	0	0	305,808	5,477,349	0	0
Lynn J. Good	0	0	9,608	35,935	67,521	1,310,787	613	14,001
James L. Turner	24,180	88,499	12,090	67,704	95,244	1,826,737	1,718	39,239
Marc E. Manly	0	0	0	0	88,187	1,690,660	1,621	37,024
B. Keith Trent	0	0	0	0	74,058	1,418,055	2,201	49,365

(1)
As required by applicable SEC rules, the value realized upon exercise was calculated based on the closing price of a share of Duke Energy or Spectra Energy common stock, as applicable, on the date of option exercise.

(2)
Mr. Trent elected to defer the following number and amount of vested Duke Energy stock awards pursuant to the Duke Energy Corporation Executive Savings Plan, which is described in more detail on page 75: 67,162 shares ($1,172,642).

(3)
Includes performance shares covering the 2008-2010 performance period for all executives with the exception of Mr. Rogers. Annual performance shares covering the 2010 performance period are included for Mr. Rogers. The Compensation Committee certified the achievement of the applicable performance measures on February 21, 2011.

(4)
The value realized upon vesting of stock awards was calculated based on the closing price of a share of Duke Energy common stock on the respective vesting date, and includes the following cash payments for dividend equivalents on earned performance shares: Mr. Rogers: $134,378; Ms. Good: $130,870; Mr. Turner: $170,142; Mr. Manly: $157,063; and Mr. Trent: $130,870. Only Mr. Trent elected to defer these dividend equivalents pursuant to the Duke Energy Corporation Executive Savings Plan. Dividend equivalents for the first quarter of 2011 are not included above but were paid due to the fact that the vested performance shares were not distributed until after the certification of performance results on February 21, 2011.

(5)
Mr. Trent elected to defer the following number and amount of vested Spectra Energy stock awards pursuant to the Duke Energy Corporation Executive Savings Plan, which is described in more detail on page 75: 2,201 shares ($49,365).

(6)
The value realized upon vesting of stock awards was calculated based on the closing price of a share of Spectra Energy common stock on the respective vesting date.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James E. Rogers	Cinergy Corp. Non-Union Employees' Pension Plan	16.77	606,771	0
Lynn J. Good	Cinergy Corp. Non-Union Employees' Pension Plan	7.67	101,524	0
Lynn J. Good	Duke Energy Corporation Executive Cash Balance Plan	7.67	4,265,583	0
James L. Turner	Cinergy Corp. Non-Union Employees' Pension Plan	14.87	342,201	0
James L. Turner	Duke Energy Corporation Executive Cash Balance Plan	14.87	7,464,386	0
Marc E. Manly	Cinergy Corp. Non-Union Employees' Pension Plan	8.17	303,177	0
Marc E. Manly	Duke Energy Corporation Executive Cash Balance Plan	8.17	7,567,307	0
B. Keith Trent	Duke Energy Retirement Cash Balance Plan	8.66	168,654	0
B. Keith Trent	Duke Energy Corporation Executive Cash Balance Plan	8.66	397,832	0

(1)
Mr. Rogers' credited service is frozen as of April 3, 2006, which is the date of the merger of Duke Energy and Cinergy.

            Duke Energy provides pension benefits that are intended to assist its retirees with their retirement income needs. A more detailed description of the plans that comprise Duke Energy's pension program follows.

Duke Energy Retirement Cash Balance Plan and Executive Cash Balance Plan

            Mr. Trent actively participates in the Duke Energy Retirement Cash Balance Plan ("RCBP"), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers employees of Duke Energy and affiliates, with certain exceptions for legacy Cinergy employees who are covered under the Cinergy Plan (described below). The RCBP provides benefits under a "cash balance account" formula. Mr. Trent has satisfied the eligibility requirements to receive his RCBP account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to a hypothetical account at the time of benefit commencement. Payment is also available in annuity forms based on the actuarial equivalent of the account balance.

            The amount credited to the hypothetical account is increased with monthly pay credits equal to (i) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (ii) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (iii) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (iv) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly, with the interest rate determined quarterly based generally on the 30-year Treasury rate.

            For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k), cafeteria, or 132(f) transportation plan, and deferrals under the Duke Energy Corporation Executive Savings Plan. Compensation does not include severance pay (including vacation bank time and payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long-term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP. The benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

            Mr. Trent actively participates in the Duke Energy Corporation Executive Cash Balance Plan ("ECBP"), which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (i) compensation in excess of the annual compensation limit ($245,000 for 2011) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP, (ii) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($195,000 for 2011) under the Internal Revenue Code that applies to the RCBP, and (iii) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Duke Energy.

            Amounts were credited to an account established for each of Messrs. Turner and Manly and Ms. Good under the Duke Energy Corporation Executive Cash Balance Plan pursuant to an amendment to each of their prior employment agreements that was negotiated in connection with the merger of Cinergy and Duke Energy. Mr. Manly and Ms. Good will not earn any additional benefits under any nonqualified defined benefit plan (other than future interest credits under the Duke Energy Corporation Executive Cash Balance Plan) unless and until they continue employment with Duke Energy past age 62. Mr. Turner's benefit will commence following his retirement, which occurred on December 31, 2010.

Cinergy Corp. Non-Union Employees' Pension Plan

            Mr. Rogers has an accrued benefit under the Cinergy Corp. Non-Union Employees' Pension Plan ("Cinergy Plan"), but his benefit was "frozen" on April 3, 2006 (i.e., it is not increased by Mr. Rogers' service and pay after April 3, 2006). Ms. Good and Mr. Manly currently participate in the Cinergy Plan, and Mr. Turner participated in the Cinergy Plan prior to his retirement. The Cinergy Plan is a tax-qualified defined benefit plan that generally covers legacy Cinergy non-bargaining employees. The Cinergy Plan includes the following two program formulas: (i) a Traditional Program and (ii) the Duke Account Formula (which, in 2007, replaced the Balanced and Investor Programs). The Traditional Program formula is based on service and final average monthly pay. The Duke Account Formula (and the prior Balanced and Investor Programs) are "cash balance account" formulas. In 2007, participants were given the choice of continuing to accrue benefits under the Traditional Program or to retain their accrued benefit under the Traditional Program (with pay growth) and participate in the Duke Account Formula. Mr. Turner chose to retain his accrued benefit under the Traditional Program (with pay growth) and in the future participate in the Duke Account Formula, Mr. Manly chose to remain in the Traditional Program. Ms. Good has always participated in the Duke Account Formula. After 2010, any participant in the Traditional Program formula, which included Mr. Manly, was moved into the Duke Account Formula with the retention of his accrued benefit under the Traditional Program.

            Under the Cinergy Plan's Traditional Program, in which Mr. Rogers participated prior to April 3, 2006, and in which Mr. Turner participated prior to April 1, 2007 and in which Mr. Manly participated prior to 2011, each participant earns a benefit under a final average pay formula, which calculates pension benefits based on a participant's "highest average earnings" and years of plan participation. The Traditional Program benefit is payable following normal retirement at age 65, following early retirement at or after age 50 with three or more years of service (with reduction in the life annuity for commencement before age 62 in accordance with prescribed factors) and at or after age 55 with combined age and service of 85 points (with no reduction in the life annuity for commencement before normal retirement age). Mr. Rogers is eligible for an unreduced early retirement benefit. Messrs. Turner and Manly are eligible for an early retirement benefit, the amount of which would be reduced for early commencement. Payment is available in a variety of annuity forms, and for Mr. Turner is also available in a lump sum.

            The Traditional Program benefit formula is the sum of (a), (b), and (c), where (a) is 1.1% of final average monthly pay ("FAP") times years of participation (up to a maximum of 35 years), where (b) is 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years), and where (c) is 1.55% of FAP times years of participation in excess of 35. The benefit under the Traditional Program will not be less than the minimum formula, which is the sum of (x) and (y), where (x) is the lesser of (i) 1.12% of FAP times years of participation (up to a maximum of 35 years) plus 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years) or (ii) 1.163% of FAP pay times years of participation (up to a maximum of 35 years), and where (y) is 1.492% of FAP times years of participation over 35 years. Social Security covered compensation is the average of the Social Security wage bases during the 35 calendar years ending in the year the participant reaches Social Security retirement age.

            FAP is the average of the participant's total pay during the three consecutive years of highest pay from the last 10 years of participation. This is determined using the three consecutive calendar years or last 36 months of participation that yield the highest FAP (determined without including banked vacation). Averaged banked vacation is then added to this amount to obtain the FAP. Prior to his retirement on December 31, 2010, Mr. Turner's FAP continued to be adjusted for future compensation, but his service after April 1, 2007 did not increase his accrued benefit under the Traditional Program. Mr. Manly's FAP was frozen on December 31, 2010 and will not be increased by compensation received thereafter, and his service after December 31, 2010 does not increase his accrued benefit under the Traditional Program.

            Total pay includes base salary or wages, overtime pay, shift premiums, work schedule recognition pay, holiday premiums, unused banked vacation pay, service watch payments, performance lump sum pay, annual incentive plan awards and annual performance cash awards. Total pay does not include reimbursements or other expense allowances, imputed income, fringe benefits, moving and relocation expenses, deferred compensation, welfare benefits, long-term performance awards and executive individual incentive awards. The benefit under the Cinergy Plan is limited by maximum benefits and compensation limits under the Internal Revenue Code.

            As described above, effective April 1, 2007 until his retirement on December 31, 2010, Mr. Turner participated in the Duke Account Formula, and effective January 1, 2011 Mr. Manly participates in the Duke Account Formula. This feature of the Cinergy Plan provides a benefit substantially similar to that provided under the RCBP.

Present Value Assumptions

            The valuation method and assumptions used in determining the present value of the current accrued benefit for the Pension Benefits table is as follows: (i) for the RCBP and ECBP, and for the cash balance account benefits under the Cinergy Plan, the value of the cash balance account as of December 31, 2010 is projected to age 65 for Mr. Trent and age 62 for Ms. Good and Messrs. Turner and Manly at the assumed interest crediting rate of 4.5% and is then discounted back to December 31, 2010 using the assumed discount rate of 5.0%, and (ii) for the Cinergy Plan, the assumptions used by Duke Energy in its Annual Report are used, along with the assumption that Messrs. Turner and Manly and Ms. Good will remain employed until age 62 (i.e., the earliest retirement date on which unreduced benefits can be paid). This assumption is required under applicable rules with respect to Mr. Turner despite the fact that he retired effective December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
James E. Rogers	0	0	1,075,929	0	7,853,256
Duke Energy Corporation Executive Savings Plan
James E. Rogers	0	0	717,120	(801,000)	4,814,951	(6)
Deferred Compensation Agreement
Lynn J. Good	46,000	53,300	20,511	0	173,992
Duke Energy Corporation Executive Savings Plan
James L. Turner	52,000	59,300	141,181	0	1,084,807
Duke Energy Corporation Executive Savings Plan
Marc E. Manly	169,455	17,750	87,786	0	691,017
Duke Energy Corporation Executive Savings Plan
B. Keith Trent	1,495,977	49,714	427,873	0	3,745,262
Duke Energy Corporation Executive Savings Plan

(1)
Includes $46,000, $52,000, $6,000, and $45,000 of salary deferrals credited to the plan in 2010 on behalf of Ms. Good and Messrs. Turner, Manly and Trent, respectively, which are included in the salary column of the Summary Compensation Table. Includes $163,455 and $79,151 of short-term incentive deferrals earned in 2010 and credited to the plan in 2011 on behalf of Messrs. Manly and Trent, respectively. Includes $1,371,826 of stock award deferrals and dividend equivalents credited to the plan on behalf of Mr. Trent with respect to 2010.

(2)
Reflects make-whole matching contribution credits made under the Duke Energy Corporation Executive Savings Plan, which are reported in the All Other Compensation column of the Summary Compensation Table.

(3)
Includes $335,612 of above-market interest as reported for Mr. Rogers in footnote 5 to the Summary Compensation Table on page 63.

(4)
Includes a payment to Mr. Rogers pursuant to the terms of the Deferred Compensation Agreement that he entered into with PSI Energy, Inc. (subsequently renamed Duke Energy Indiana, Inc.) on December 16, 1992.

(5)
The aggregate balance as of December 31, 2010 for each named executive officer includes the following aggregate amount of prior deferrals of base salary, short-term incentives and long-term incentives, as well as employer matching contributions and nonqualified deferred compensation earnings, that were previously earned and reported as compensation on the Summary Compensation Table for 2006, 2007, 2008 and 2009: (i) Mr. Rogers—$1,036,811; (ii) Ms. Good—

  $166,104; (iii) Mr. Turner—$581,933; (iv) Mr. Manly—$628,293 and (v) Mr. Trent—$758,954. These amounts have since been adjusted, pursuant to the terms of the Duke Energy Corporation Executive Savings Plan, for investment performance (e.g., earnings and losses), deferrals, contributions and distributions.

(6)
Reflects Mr. Rogers' interest under the Deferred Compensation Agreement that he entered into with PSI Energy, Inc. (subsequently renamed Duke Energy Indiana, Inc.) on December 16, 1992. Except for earnings on previously deferred amounts, Mr. Rogers is not permitted to earn any additional amounts under this plan.

Duke Energy Corporation Executive Savings Plan

            Under the Duke Energy Corporation Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the Internal Revenue Code under the Duke Energy Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investments options available under the Duke Energy Retirement Savings Plan, including in the Duke Energy Common Stock Fund. Participants may change their investment elections on a daily basis. Deferrals of equity awards are credited with earnings and losses based on the performance of the Duke Energy Common Stock Fund. The benefits payable under the plan are unfunded and subject to the claims of Duke Energy's creditors.

Deferred Compensation Agreement for Mr. Rogers

            In 1992, PSI Energy, Inc. (subsequently renamed Duke Energy Indiana, Inc.) entered into a deferred compensation agreement with Mr. Rogers. Except for earnings on amounts previously deferred, Mr. Rogers is not accruing any additional benefits under this agreement. The agreement provides Mr. Rogers with the right to receive two 15-year annual cash benefits. The two annual cash payments, in the amount of $554,000 and $247,000, respectively, commenced in 2010. The deferred payments accrue interest at an annual rate of 17.5%. The benefits payable under the agreement are unfunded and subject to the claims of Duke Energy's creditors.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

            Under certain circumstances, each named executive officer* would be entitled to compensation in the event his or her employment terminates or upon a change in control. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which he or she terminates employment. The relevant agreements that each named executive officer has entered into with Duke Energy are described below, followed by a table that quantifies the amount that would become payable to each named executive officer as a result of his or her termination of employment.

*
In light of Mr. Turner's retirement from Duke Energy effective December 31, 2010, the information disclosed in this section with respect to Mr. Turner is limited to the amounts to which he actually became entitled upon his retirement, and does not include information about payments that could have become payable to Mr. Turner if had he terminated employment during 2010 under circumstances other than those that actually occurred.

            The amounts shown assume that such termination was effective as of December 31, 2010 and are merely estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officer's termination of employment.

            The table shown below does not include certain amounts that have been earned and which are payable without regard to the named executive officer's termination of employment. Such amounts, however, are described immediately following the table.

            Under each of the compensation arrangements described below, "change in control" generally means the occurrence of one of the following: (a) the date any person or group becomes the beneficial owner of 30% or more of the combined voting power of Duke Energy's then outstanding securities; (b) during any period of two consecutive years, the directors serving at the beginning of such period or who are elected thereafter with the support of not less than 2/3 of those directors, cease for any reason other than death, disability or retirement to constitute at least a majority thereof; (c) the consummation of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Duke Energy, regardless of whether Duke Energy is the surviving company, unless Duke Energy's outstanding voting securities immediately prior to the transaction continue to represent at least 50% of the combined voting power of the outstanding voting securities of the surviving entity immediately after the transaction; (d) the consummation of a sale of all or substantially all of the assets of Duke Energy or a complete liquidation or dissolution, which has been approved by the shareholders of Duke Energy; or (e) under certain arrangements, the date of any other event that the Board of Directors determines should constitute a change in control.

Mr. James E. Rogers

            Effective February 19, 2009, Duke Energy entered into an employment agreement with Mr. Rogers (the "February 2009 Agreement") for the period ending December 31, 2013. The severance and change in control provisions under the February 2009 Agreement supersede those under his prior three-year agreement (the "April 2006 Agreement"), except that the equity awards made before adoption of the February 2009 Agreement continue in accordance with their terms. All of the equity awards that were made prior to the adoption of the February 2009 Agreement have been earned or forfeited, except that certain of Mr. Rogers' stock options remain outstanding. In the event of the termination of Mr. Rogers' employment, his stock options would remain exercisable during the remainder of their ten-year term, except such options would remain exercisable for no more than 90 days in the event that Mr. Rogers' employment is terminated for cause (as defined in the April 2006 Agreement).

            The February 2009 Agreement makes no provision for cash payments upon a termination of employment, whether before or after a change in control of Duke Energy, or for the gross up of "golden parachute" excise taxes. The February 2009 Agreement does provide for the treatment of Mr. Rogers' outstanding equity awards upon termination of employment or upon a change in control.

            Under the February 2009 Agreement, if Mr. Rogers' employment terminates without cause or for good reason (each as defined in the February 2009 Agreement) or by reason of his "retirement" (which requires approval of the Board of Directors), then (i) his stock options and phantom stock will continue to vest in accordance with their otherwise applicable schedule as if his employment had not terminated, (ii) his stock options will remain exercisable for their full ten-year term, and (iii) his performance shares will be payable (if at all) at the end of the cycle based on actual performance, again determined as if his employment had not terminated. If Mr. Rogers' employment terminates as a result of his death or disability, then his stock options and phantom stock will vest in full, the stock options (whether or not previously vested) will remain exercisable for their full ten-year term, and the performance shares will be pro-rated for actual service and will be payable (if at all) at the end of the cycle based on actual performance. If Mr. Rogers terminates his employment without good reason (as defined in the February 2009 Agreement) or retires without the approval of the Board of Directors, his unvested stock options, phantom stock and performance shares will expire immediately, and any previously vested options will expire 90 days after the termination of employment. If Mr. Rogers' employment is terminated for cause (as defined in the February 2009 Agreement), all stock options, phantom stock and performance shares (whether or not vested) granted to him pursuant to the February 2009 Agreement will expire immediately.

            If a change in control of Duke Energy occurs and Mr. Rogers' employment is terminated within two years after the change in control, by Duke Energy without cause or by Mr. Rogers for good reason or by reason of his retirement with the approval of the Board of Directors, then notwithstanding the preceding paragraph, the stock options will vest immediately and the phantom stock and performance shares will immediately vest and be paid (in the case of performance shares, based on the target level of performance). If Mr. Rogers' employment terminates after the expiration of the term of the February 2009 Agreement but before vesting of all options and performance shares, each such award will be subject to the treatment described above, but determined as if termination had occurred during the term of the February 2009 Agreement, and any termination by Mr. Rogers, other than in anticipation of a termination for cause, will be deemed a termination for good reason.

            Under the February 2009 Agreement, "cause" generally means (i) if not cured, the willful and continued failure by Mr. Rogers to substantially perform his duties or to comply with Duke Energy's rules or procedures, (ii) the breach of confidentiality, noncompetition and nonsolicitation obligations, or (iii) Mr. Rogers' conviction of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by Mr. Rogers that has a materially adverse effect on Duke Energy, and "good reason" generally means (a) the material reduction without Mr. Rogers' consent of his title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, except in the event that Mr. Rogers ceases to serve as President of Duke Energy or, if

Duke Energy adopts a policy that its Chief Executive Officer shall no longer serve as Chairman of its Board of Directors, he ceases to serve as Chairman, (b) the failure by Duke Energy without Mr. Rogers' consent to nominate him for re-election to the Board of Directors, (c) a material adverse change in Mr. Rogers' reporting responsibilities, (d) any breach by Duke Energy of any other material provision of Mr. Rogers' agreement or (e) a failure by Duke Energy to require any successor entity to Duke Energy specifically to assume in writing all of Duke Energy's obligations under Mr. Rogers' agreement.

Other Named Executive Officers

            Duke Energy originally entered into a change in control agreement with Mr. Trent effective as of July 1, 2005 and with Ms. Good and Mr. Manly effective as of April 4, 2006, all of which were amended and restated effective as of August 26, 2008 and subsequently amended effective as of December 8, 2010. The agreements have an initial term of two years commencing as of the original effective date, after which the agreements automatically extend, unless six months prior written notice is provided, on a month-to-month basis.

            The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a "change in control" by Duke Energy without "cause" or by the executive for "good reason" (each as defined below) as follows: (1) a lump-sum cash payment equal to a pro-rata amount of the executive's target bonus for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive's annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (3) continued medical, dental and basic life insurance coverage for a two-year period or a lump sum cash payment of equivalent value (reduced by coverage obtained by subsequent employers); and (4) a lump-sum cash payment of the amount Duke Energy would have allocated or contributed to the executive's qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive's accounts as of the date of termination that would have vested during the remaining term of the agreement. If the executive would have become eligible for normal retirement at age sixty-five within the two-year period following termination, the two times multiple or two year period mentioned above will be reduced to the period from the termination date to the executive's normal retirement date. The agreements also provide for enhanced benefits (i.e., two years of additional vesting) with respect to equity awards.

            Under the change in control agreements, each named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a named executive officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

            As previously discussed in the Compensation Discussion and Analysis on page 56, the Compensation Committee approved the Duke Energy Corporation Executive Severance Plan (the "Executive Severance Plan") on January 8, 2011. The Executive Severance Plan provides certain executives, including Messrs. Manly and Trent and Ms. Good, with severance payments and benefits upon a termination of employment under certain circumstances.

            Pursuant to the terms of the Executive Severance Plan, "Tier I Participants," which include Duke's eligible named executive officers, would be entitled, subject to the execution of a waiver and release of claims, to the following payments and benefits in the event of a termination of employment by (i) Duke Energy without "cause" (as defined below) or (ii) the participant for "good reason" (as defined below): (1) a lump-sum payment equal to a pro-rata amount of the participant's annual bonus for the year that the termination of employment occurs, determined based on the actual achievement of performance goals under the applicable performance-based bonus plan; (2) a lump-sum payment equal to two times the sum of the participant's annual base salary and target annual bonus opportunity in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (3) continued access to medical and dental insurance for a two-year period following termination of employment, with monthly amounts relating to Duke Energy's portion of the costs of such coverage paid to the participant by Duke Energy (reduced by coverage provided to the participant by future employers, if any) and a lump-sum payment equal to the cost of two years of basic life insurance coverage; (4) a lump-sum payment of the amount that Duke Energy would have allocated or contributed to the participant's qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the date of termination of employment, plus the vesting of the portion, if any, of the participant's accounts that would have vested during the two-year period following the date of termination of employment, but only if the termination occurs prior to the second anniversary of the adoption of the Executive Severance Plan; (5) one year of outplacement services; and (6) two additional years of vesting with respect to equity awards and an extended period to exercise outstanding vested stock options following termination of employment.

            The Executive Severance Plan also provides that, in the event any of the payments or benefits provided for in the Executive Service Plan otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a participant becomes entitled to payments and benefits under the Executive Severance Plan, he or she would be subject to certain restrictive covenants, including those related to noncompetition, nonsolicitation and confidentiality.

            Duke Energy has the right to terminate any participant's participation in the Executive Severance Plan, but must provide the participant with one year notice and the participant would continue to be eligible for all severance payments and benefits under the Executive Severance Plan during the notice period. Any employee who is eligible for severance payments and benefits under a separate agreement or plan maintained by Duke Energy (such as a change of control agreement) would receive compensation and benefits under such other agreement or plan (and not the Executive Severance Plan).

            For purposes of the change in control agreements and the Executive Severance Plan, "cause" generally means, unless cured within 30 days, (i) a material failure by the executive to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the executive's position, (ii) the final conviction of the executive of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the executive in connection with employment, or a malicious action by the executive toward the customers or employees of Duke Energy, (iv) a material breach by the executive of Duke Energy's Code of Business Ethics, or (v) the failure of the executive to cooperate fully with governmental investigations involving Duke Energy. "Good reason," for this purpose, generally means: (a) a material reduction in the executive's annual base salary or target annual bonus as in effect either immediately prior to the change in control or the termination under the Executive Severance Plan (exclusive of any across the board reduction similarly affecting substantially all similarly situated employees) or (b) a material diminution in the participant's positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect either immediately prior to the change in control or immediately prior to a Tier I participant's termination of employment under the Executive Severance Plan.

Equity Awards—Consequence of Termination of Employment

            As described above, each year Duke Energy grants long-term incentives to its executive officers, and the terms of these awards vary somewhat from year to year. The following table summarizes the consequences under Duke Energy's long-term incentive award agreements, without giving effect to the change in control agreements or the Executive Severance Plan described above, that would generally occur with respect to outstanding equity awards in the event of the termination of employment of a named executive officer (other than Mr. Rogers, whose treatment is described above).

Event	Consequences
Voluntary termination or involuntary termination (retirement eligible)	Phantom Shares – continue to vest Performance Shares – prorated portion of award vests based on actual performance
Voluntary termination (not retirement eligible)	Phantom Shares and Performance Shares – the executive's right to unvested portion of award terminates immediately
Involuntary termination (not retirement eligible)	Phantom Shares – prorated portion of award vests Performance Shares – prorated portion of award vests based on actual performance
Involuntary termination after a CIC	Phantom Shares – immediate vesting Performance Shares – see impact of change in control below
Death or Disability	Phantom Shares – immediate or prorated vesting
Performance Shares – prorated portion of award vests based on actual performance
Change in Control	Phantom Shares – no impact absent termination of employment
Performance Shares – prorated portion of award vests based on target performance

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL ("CIC")

Name and Triggering Event	Cash Severance Payment ($)(1)	Incremental Retirement Plan Benefit ($)(2)	Welfare and Other Benefits ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)
James E. Rogers
• Voluntary termination with good reason	0	0	0	5,601,824	2,853,411
• Involuntary termination without cause	0	0	0	5,601,824	2,853,411
• Involuntary or good reason termination after a CIC	0	0	0	5,127,662	2,853,411
• Death	0	0	0	2,723,535	2,853,411
• Disability	0	0	0	2,723,535	2,853,411
Lynn J. Good
• Voluntary termination	0	0	0	37,614	0
• Involuntary termination without cause	0	0	0	1,337,978	0
• Involuntary or good reason termination after a CIC	2,070,000	170,056	45,498	2,603,052	0
• Death	0	0	0	1,749,412	0
• Disability	0	0	0	1,749,412	0
James L. Turner
• Voluntary termination(6)	0	0	0	3,466,501	0
Marc E. Manly
• Voluntary termination	0	0	0	2,094,439	0
• Involuntary termination without cause	0	0	0	2,094,439	0
• Involuntary or good reason termination after a CIC	2,160,000	174,956	25,132	2,976,366	0
• Death	0	0	0	2,027,605	0
• Disability	0	0	0	2,027,605	0
B. Keith Trent
• Voluntary termination	0	0	0	0	0
• Involuntary termination without cause	0	0	0	1,302,374	0
• Involuntary or good reason termination after a CIC	1,800,014	279,458	39,060	2,479,239	0
• Death	0	0	0	1,688,869	0
• Disability	0	0	0	1,688,869	0

(1)
Amounts listed under "Cash Severance Payment" are payable under the terms of the named executive officer's Change in Control Agreement.

(2)
Pursuant to the Change in Control Agreements of Messrs. Manly and Trent and Ms. Good, the amount listed under "Incremental Retirement Plan Benefit" represents the additional amount that would be contributed to the Duke Energy Retirement Cash Balance Plan, Cinergy Corp. Non-Union Employee's Pension Plan, Duke Energy Executive Cash Balance Plan, Duke Energy Retirement Savings Plan and the Duke Energy Executive Savings Plan in the event the named executive officer continued to be employed by Duke Energy for two additional years.

(3)
Amounts listed under "Welfare and Other Benefits" include the amount that would be paid to each named executive officer in lieu of providing continued welfare benefits and basic life coverage for 24 months.

(4)
The amounts listed under "Stock Awards" do not include amounts attributable to the performance shares that vested on December 31, 2010; such amounts are included in the Option Exercises and Stock Vested Table on page 69.

(5)
As of December 31, 2010, and without regard to any acceleration of vesting that would otherwise occur upon a triggering event, Messrs. Rogers, Turner, Manly and Trent and Ms. Good held vested stock options with respect to the following number of Duke Energy shares: 2,506,559; 156,780; 38,476; 12,700 and 62,275, respectively, and with respect to the following number of Spectra Energy shares: 1,199,512; 78,389; 20,116; 6,350 and 21,528, respectively.

(6)
Mr. Turner retired effective December 31, 2010. On December 8, 2010, the Compensation Committee approved a modification of Mr. Turner's outstanding phantom and performance share awards such that payouts under these awards will be determined without regard to Mr. Turner's termination of employment prior to the end of the term of such awards.

  As a result, Mr. Turner will receive the amounts listed in the "voluntary termination" row, subject to compliance with applicable restrictive covenants, and no other incremental amounts will be payable to Mr. Turner solely as a result of his retirement. The amounts listed above include continued vesting of Mr. Turner's phantom shares and the applicable dividend equivalents, and payments with respect to performance shares that were calculated assuming target performance.

            The amounts listed in the preceding table have been determined based on a variety of assumptions, including reasonable increases to the limits on qualified retirement plan benefits under the Internal Revenue Code, and the actual amounts to be paid out can only be determined at the time of each named executive officer's termination of employment. The amounts described in the table do not include compensation to which each named executive officer would be entitled without regard to his or her termination of employment, including (i) amounts that have been earned, but not yet paid, under the terms of the plans listed under the Pension Benefits and Nonqualified Deferred Compensation tables on pages 70 and 74, (ii) unused vacation, and (iii) the potential reimbursement of legal fees.

            The amounts shown above do not reflect the fact that, under the Change in Control Agreements that Duke Energy has entered into with Messrs. Manly and Trent and Ms. Good, in the event that payments to any such executive in connection with a change in control otherwise would result in a golden parachute excise tax and lost tax deduction under Sections 280G and 4999 of the Code, such amounts would be reduced to the extent necessary so that such tax would not apply under certain circumstances.

            The amounts shown above with respect to stock awards and option awards were calculated based on a variety of assumptions, including the following: (i) the named executive officer terminated employment on December 31, 2010; (ii) a stock price for Duke Energy common stock equal to $17.81 and $24.99 for Spectra Energy common stock, which were the closing prices on December 31, 2010 (the last trading day of 2010); (iii) the continuation of Duke Energy's and Spectra Energy's dividend at the rate in effect for first quarter 2011 payments; and (iv) performance at the target level with respect to performance shares. Additionally, the amounts listed above with respect to Mr. Manly reflect the fact that, upon termination for any reason, except death or disability, he would receive the full value of all unvested phantom shares and the dividends that would be paid on such shares for the remainder of the original vesting period, subject to compliance with restrictive covenants contained in such awards, because he has attained retirement age.

Potential Payments Due Upon a Change in Control

            Other than as described below, the occurrence of a change in control of Duke Energy would not trigger the payment of benefits to the named executive officers absent a termination of employment. If a change in control of Duke Energy occurred on December 31, 2010 the outstanding performance shares awards, including dividend equivalents, would be paid on a prorated basis assuming target performance. As of December 31, 2010, the prorated performance shares that would be paid as a result of these accelerated vesting provisions, including dividend equivalents, would have had a value of $5,127,662; $2,077,006, $1,730,967 and $1,849,437 for Messrs. Rogers, Manly and Trent and Ms. Good, respectively.

OTHER INFORMATION

Discretionary Voting Authority

            As of the date this proxy statement went to press, Duke Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires Duke Energy's directors and executive officers, and any persons owning more than ten percent of Duke Energy's common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Duke Energy. We prepare and file these reports on behalf of our directors and executive officers. During 2010, a Form 4 reporting a transaction by Dr. Rhodes as well as a Form 4 for one of our executive officers, Dhiaa Jamil, were filed after their due dates. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied and complied with during 2010.

Related Person Transactions

            Related Person Transaction Policy.    The Corporate Governance Committee adopted a Related Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of "related person transactions." For purposes of our policy only, a "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are, were or will be participants in which the amount involved exceed $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A "related person" is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

            Under the policy, if a transaction has been identified as a related person transaction (including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation), our management must present information regarding the related person transaction to our Corporate Governance Committee (or, if Corporate Governance Committee approval would be inappropriate, to the Board of Directors) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will, on an annual basis, collect information from each director, executive officer and (to the extent feasible) significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business

Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Corporate Governance Committee (or Board of Directors) will take into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

            The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Corporate Governance Committee (or Board of Directors) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our Corporate Governance Committee (or Board of Directors) determines in the good faith exercise of its discretion. All of the transactions described below were approved in accordance with the policy.

            Nucor Corporation.    Duke Energy Indiana, a wholly-owned subsidiary of Duke Energy, and Nucor entered into an agreement pursuant to which Duke Energy Indiana provides electric service to one of Nucor's plants that is located in the Duke Energy Indiana service territory. Pursuant to this agreement, in 2010, Nucor paid Duke Energy Indiana approximately $48 million for such electric services.

            In addition, from time to time, Duke Energy and/or its subsidiaries and contractors may purchase steel from Nucor.

            Mr. DiMicco, a member of the Board of Directors, is also Chairman, President and Chief Executive Officer of Nucor and therefore may be deemed to have an interest in the transactions described above.

Proposals and Business by Shareholders

            If you wish to submit a proposal for inclusion in the proxy statement for our 2012 annual meeting of shareholders, we must receive it by November 19, 2011.

            In addition, if you wish to introduce business at our 2012 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our bylaws, and we must receive it no earlier than January 5, 2012, and no later than February 4, 2012. The individuals named as proxy holders for our 2012 annual meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

            Your proposal or notice should be mailed to Duke Energy's Corporate Secretary at P.O. Box 1006, Charlotte, North Carolina 28201-1006.

Electronic Delivery of the 2011 Annual Report and Proxy Materials

            If you received a paper version of this year's proxy materials, please consider signing up for electronic delivery of next year's materials. Electronic delivery significantly reduces Duke Energy's printing and postage costs associated with paper publications and also reduces our consumption of natural resources. You will be notified immediately by e-mail when next year's annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect Duke Energy.

            In order to enroll for electronic delivery, go to http://www.icsdelivery.com/duk and follow the instructions. You will need to enter a valid email address along with your social security number.

            If you elect to receive your Duke Energy materials via the internet, you can still request paper copies by contacting Investor Relations at (800) 488-3853 or at http://www.duke-energy.com/contactIR.

Householding Information

            Duke Energy has adopted a procedure called "householding," which has been approved by the SEC, for shareholders of record on February 1, 2003. Under this procedure, a single copy of the annual report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings, or InvestorDirect Choice Plan statement mailings, in any way.

            This year, we are seeking consent to householding from shareholders who became shareholders of record after February 1, 2003, and from shareholders who have previously revoked their consent but wish to participate in householding. If you provide consent this year or, if you have already consented to householding, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone at (800) 488-3853, at www.duke-energy.com/contactIR, or by mail at P.O. Box 1005, Charlotte, NC 28201-1005, that you wish to continue to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of the annual report and proxy statement upon receipt of such request.

            A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

Appendix A

CDB Energy Services Executive Compensation Database

AEI Services
AGL Resources
Allegheny Energy
Allete
Alliant Energy
Ameren
American Electric Power
Areva NP
ATC Management
Atmos Energy
Avista
BG US Services
Black Hills Power and Light
California Independent
    System Operator
Calpine
CenterPoint Energy
Cleco
CMS Energy
Colorado Springs Utilities
Consolidated Edison
Constellation Energy
CPS Energy
DCP Midstream
Dominion Resources
DPL
Dynegy	E.ON U.S.
Edison International
El Paso Corporation
Electric Power Research
    Institute
Enbridge Energy
Energen
Energy Future Holdings
Energy Northwest
Entergy
EPCO
ERCOT
Exelon
FirstEnergy
FPL Group
Garland Power & Light
GDF SUEZ Energy North
    America
Hawaiian Electric
IDACORP
Integrys Energy Group
ISO New England
Knight
Lower Colorado River
    Authority
MDU Resources	MGE Energy
Midwest Independent
    Transmission System
    Operator
Mirant
New York Independent
    System Operator
New York Power Authority
Nicor
Northeast Utilities
NorthWestern Energy
NRG Energy
NSTAR
NV Energy
NW Natural
OGE Energy
Oglethorpe Power
Omaha Public Power
Otter Tail
Pacific Gas & Electric
Pepco Holdings
Pinnacle West Capital
PJM Interconnection
PNM Resources
Portland General Electric
PPL	Progress Energy
Public Service Enterprise
    Group
Puget Energy
Regency Energy Partners LP
Reliant Energy
Salt River Project
SCANA
Sempra Energy
Southern Company Services
Southern Union Company
Southwest Power Pool
Spectra Energy
STP Nuclear Operating
TECO Energy
Tennessee Valley Authority
TransCanada
UIL Holdings
UniSource Energy
Unitil
Westar Energy
Westinghouse Electric
Williams Companies
Wisconsin Energy
Wolf Creek Nuclear
Xcel Energy

A-1

Appendix B

CDB General Industry Executive Compensation Database

ACH Food
Agrium U.S
Air Products and Chemicals
Amazon.com
Amgen
APL
ARAMARK
Arrow Electronics
Automatic Data Processing
Avon Products
Baxter International
Boehringer Ingelheim
Bovis Lend Lease
Coca-Cola Enterprises
Colgate-Palmolive
ConAgra Foods
Continental Airlines
Cox Enterprises
CSX
Daiichi Sankyo
Dannon
Dean Foods
Delta Air Lines
Diageo North America	DIRECTV
Eastman Kodak
Eaton
eBay
Eisai
Eli Lilly
EMC
Evergreen Packaging
Fluor
Freeport-McMoRan
    Copper & Gold
Gap
Gavilon
General Mills
Goodyear Tire & Rubber
Henkel of America
Hertz
Ingersoll Rand
Jacobs Engineering
JM Family
KBR
Kellogg
Kohl's
L-3 Communications	Land O'Lakes
Limited
Marriott International
Masco
Medtronic
Millennium Pharmaceuticals
Navistar International
Neoris USA
Norfolk Southern
Novo Nordisk
    Pharmaceuticals
Office Depot
Parker Hannifin
Potash
PPG Industries
Praxair
QUALCOMM
Qwest Communications
R.R. Donnelley
Research in Motion
Rolls-Royce North America
SAIC
Sara Lee
SCA Americas	Schering-Plough
Seagate Technology
Securitas Security Services
    USA
Sodexo USA
Southwest Airlines
Starbucks
Sun Microsystems
Terex
Textron
Time Warner Cable
Tyco Electronics
U.S. Foodservice
Union Pacific
United Airlines
US Airways
Viacom
Visteon
Waste Management
Whirlpool
WPP
Wyeth Pharmaceuticals
Xerox
Yum! Brands

B-1

2011 Annual Meeting of Shareholders
May 5, 2011 at 10:00 a.m. local time

Duke Energy Corporation
Energy Center — O.J. Miller Auditorium
526 South Church Street
Charlotte, NC 28202

Directions to Annual Meeting of Shareholders

From I-77 North:
Take the Morehead Street exit - 10A
Turn Left onto Morehead Street
Turn Left onto Mint Street
Mint Street Parking Deck located adjacent to Bank of America Stadium

From I-77 South:
Take the I-277/John Belk Freeway/US-74/Wilkinson Blvd. exit - 9B
Merge onto I-277 N/US-74 E.
Take the Carson Blvd. exit - 1D
Stay straight to Carson Blvd.
Turn Left onto Mint Street
Mint Street Parking Deck located adjacent to Bank of America Stadium

Free parking available in the Mint Street Parking Deck.
1 -Energy Center
2 -Mint Street Parking Deck
3 -Bank of America Stadium

DUKE ENERGY CORPORATION 526 SOUTH CHURCH ST. CHARLOTTE, NC 28202-1802 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on Wednesday, May 4, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on Wednesday, May 4, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M31768-P09834 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DUKE ENERGY CORPORATION For All Withhold All For All Except The Board of Directors recommends a vote ''For All" Director nominees. 1. Election of directors: 01) William Barnet, III 07) James H. Hance, Jr. 02) G. Alex Bernhardt, Sr. 08) E. James Reinsch 03) Michael G. Browning 09) James T. Rhodes 04) Daniel R. DiMicco 10) James E. Rogers 05) John H. Forsgren 11) Philip R. Sharp 06) Ann Maynard Gray The Board of Directors recommends a vote "For" For Against Abstain Proposals 2 and 3. 2. 3. Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent public accountant for 2011 Advisory Vote on Executive Compensation The Board of Directors recommends a vote 1 Year 2 Years 3 Years Abstain for Every "1 Year" for Proposal 4. 4. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation 5. Shareholder Proposal Relating to Preparation of a Report on Duke Energy Corporation's Global Warming-Related Lobbying Activities 6. Shareholder Proposal Regarding the Issuance of a Report on the Financial Risks of Continued Reliance on Coal To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 7. Shareholder Proposal Regarding an Amendment to our Organizational Documents to Require Majority Voting for the Election of Directors I have provided written comments on the back of this card. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date The Board of Directors recommends a vote “Against” Proposals 5, 6, and 7. For Against Abstain

Directions to Annual Meeting of Shareholders Duke Energy Energy Center - O.J. Miller Auditorium 526 South Church Street Charlotte, NC 28202 From I-77 North: Take the Morehead Street exit - 10A Turn Left onto Morehead Street Turn Left onto Mint Street Mint Street Parking Deck located adjacent to Bank of America Stadium From I-77 South: Take the I-277/John Belk Freeway/US-74/Wilkinson Blvd. exit - 9B Merge onto I-277 N/US-74 E. Take the Carson Blvd. exit - 1D Stay straight to Carson Blvd. Turn Left onto Mint Street Mint Street Parking Deck located adjacent to Bank of America Stadium Free parking available in the Mint Street Parking Deck 1 -Energy Center 2 -Mint Street Parking Deck 3 -Bank of America Stadium Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. M31769-P09834 Comments: DUKE ENERGY CORPORATION Annual Meeting of Shareholders May 5, 2011 at 10:00 a.m. Energy Center - O.J. Miller Auditorium 526 South Church Street Charlotte, North Carolina PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James E. Rogers, Lynn J. Good and Marc E. Manly, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of the undersigned at the annual meeting of shareholders to be held in the Energy Center, 526 South Church Street, Charlotte, North Carolina, on May 5, 2011 and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote for the election of all director nominees under Proposal 1, for Proposals 2 and 3, for 1 year under Proposal 4, against Proposals 5, 6 and 7, and at their discretion on any other matter that may come before the meeting. (If you noted any Comments above, please mark corresponding box on the reverse side.)